Exhibit 10.3
FIRST AMENDMENT
THIS FIRST AMENDMENT, dated as of December 30, 2025, (this “Agreement”), is by and among SKYWARD SPECIALTY INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), the Guarantors party hereto, the Lenders party hereto (which, for the avoidance of doubt, constitute each of the Lenders under the Existing Credit Agreement (as defined below)), and BARCLAYS BANK PLC, in its capacities as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and as a Lender.
WITNESSETH:
WHEREAS, the Borrower, the several banks and other financial institutions and lenders signatory thereto and the Administrative Agent entered into that certain Credit Agreement, dated as of November 13, 2025 (the “Existing Credit Agreement”, and as amended by this Agreement, the “Amended Credit Agreement”);
WHEREAS, in connection therewith and pursuant to Section 10.2 of the Existing Credit Agreement, the Borrower has requested that the Lenders agree to certain amendments to the Existing Credit Agreement to, among other things, accommodate the pre-funding of the Chariot Specified Revolving Loans in connection with the Chariot Acquisition, subject to the terms and conditions set forth herein; and
WHEREAS, each Lender party hereto (collectively constituting all of the Lenders under the Existing Credit Agreement), has agreed to the Effective Date Amendments (as defined below), on the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereto agree as follows:
Section 1.Definitions. Except as otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Amended Credit Agreement.
Section 2.Amendments to Existing Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 3 hereof, the Existing Credit Agreement (excluding the signature pages, schedules, annexes and exhibits thereto) is hereby amended on the First Amendment Effective Date (as defined below) to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: double underlined text) as set forth in the pages of the Amended Credit Agreement attached as Annex A hereto (such modifications, collectively, the “Effective Date Amendments”).
Section 3.Conditions Precedent. This Agreement shall become effective as of the date on which each of the following conditions precedent are satisfied (such date, the “First Amendment Effective Date”):
(a)The Administrative Agent (or its counsel) shall have received a counterpart of this Agreement duly executed by each of the Borrower, the Guarantors, the Administrative Agent and the Lenders;
(b)The representations and warranties in Section 4 hereof shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects);
(c)At the time of and immediately after effectiveness of this Agreement, no Default or Event of Default shall have occurred and be continuing; and
(d)The Administrative Agent shall have received reimbursement or payment of all fees, expenses and other amounts that have been invoiced and are due and payable on or prior to the First Amendment Effective Date (including amounts required to be paid pursuant to Section 6 hereof).

Section 4.Representations. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:
(a)Existence and Power. Each Loan Party and each of its Subsidiaries has all requisite power and authority to (i) carry on its business as now conducted and (ii) execute, deliver and perform its obligations under this Agreement and the other Loan Documents to which it is a party (after giving effect to this Agreement).
(b)Organizational Power; Authorization; Governmental Approvals; No Conflict. The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is a party (after giving effect to this Agreement), are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action and (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
(c)Representations and Warranties; No Default. All of the representations and warranties of the Loan Parties set forth in the Loan Documents are hereby made by each Loan Party to the Administrative Agent and the Lenders and such representations and warranties are true and correct in all material respects on the date hereof (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects), except to the extent such representations and warranties are expressly limited to earlier date, in which case such representations and warranties are true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall have been true and correct in all respects) on and as of such earlier date. Both immediately before and immediately after giving effect to this Agreement, no Default or Event of Default exists.
(d)Binding Effect. This Agreement has been duly executed and delivered by each Loan Party. This Agreement constitutes a legal, valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 5.Reaffirmation of Loan Documents. Each Loan Party hereby (a) expressly acknowledges the terms of this Agreement, (b) agrees that each Loan Document to which it is a party shall continue to be in full force and effect, (c) acknowledges that from and after the date hereof, all Loans from time to time outstanding shall be deemed to be Obligations and (d) reaffirms, as of the First Amendment Effective Date, that such Loan Party’s guarantee of the Obligations under the Guaranty continues in full force and effect and extends to the obligations of such Loan Party under the Loan Documents (including the Amended Credit Agreement) subject to any limitations set out in the Amended Credit Agreement and any other Loan Document applicable to such Loan Party. Nothing in this Agreement or in any of the transactions contemplated hereby is intended, or shall be construed, to constitute a novation or an accord and satisfaction of any of the Obligations of any Loan Party under the Amended Credit Agreement or the other Loan Documents.
Section 6.Expenses and Indemnity. Section 10.3 of the Amended Credit Agreement is hereby incorporated herein by reference, mutatis mutandis, as if such Section were set forth in full herein.
Section 7.Reference to and Effect on the Loan Documents; No Claims.
(a)On and after the First Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Existing Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”,

“thereunder”, “thereof” or words of like import referring to the Existing Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.
(b)No Loan Party has knowledge of any claims or defenses against the Administrative Agent or any Lender with respect to any of the Obligations or any of the rights or benefits of the Administrative Agent and the Lenders under or in respect of the Loan Documents.
Section 8.Benefits. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
Section 9.GOVERNING LAW. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF) OF THE STATE OF NEW YORK.
Section 10.Effect.
(a)Except as expressly set forth in Section 2 hereof, the terms and conditions of the Existing Credit Agreement and the other Loan Documents remain unchanged and continue to be in full force and effect. The amendments and agreements contained in Section 2 hereof shall be deemed to have prospective application only. The Existing Credit Agreement and the other Loan Documents are hereby ratified and confirmed in all respects.
(b)Nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the Amended Credit Agreement or any of the other Loan Documents, or constitute a course of conduct or dealing among the parties. The Administrative Agent and the Lenders reserve all rights, privileges and remedies under the Loan Documents.
(c)This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. This Agreement shall for all purposes be deemed to be a “Loan Document” under the Amended Credit Agreement and entitled to the benefits thereof.
Section 11.Further Assurances. The Borrower agrees to take all further actions and execute such other documents and instruments as the Administrative Agent may from time to time reasonably request to carry out the transactions contemplated by this Agreement and all other agreements executed and delivered in connection herewith.
Section 12.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, email or other electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.
Section 13.Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Borrower herefrom, shall be effective unless in writing signed by the Administrative Agent, the Lenders and the Borrower, and each such waiver, amendment or consent shall be effective only in the specific instance and for the specific purpose for which given.
Section 14.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 15.Headings. Headings and captions used in this Agreement are included for convenience of reference only and shall not be given any substantive effect.
[Signatures on Following Pages]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	SKYWARD SPECIALTY INSURANCE GROUP, INC.
	By:	/s/ Mark Haushill
Name: Mark Haushill
Title: Chief Financial Officer

GUARANTORS:	SKYWARD SERVICE COMPANY
	By:	/s/ Mark Haushill
Name: Mark Haushill
Title: President

SKYWARD UNDERWRITERS AGENCY, INC.
By:	/s/ Mark Haushill
Name: Mark Haushill
Title: President

SKYWARD SPECIALTY INSURANCE GROUP
FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
SIGNATURE PAGE

BARCLAYS BANK PLC, as Administrative Agent and a Lender
By:	/s/ Edward Pan
Name: Edward Pan
Title: Director

SKYWARD SPECIALTY INSURANCE GROUP
FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
SIGNATURE PAGE

ANNEX A
CREDIT AGREEMENT
DATED AS OF NOVEMBER 13, 2025
AMONG

SKYWARD SPECIALTY INSURANCE GROUP, INC.,
AS THE BORROWER

THE LENDERS FROM TIME TO TIME PARTY HERETO

AND

BARCLAYS BANK PLC,
AS ADMINISTRATIVE AGENT

AND
BARCLAYS BANK PLC,
TRUIST SECURITIES, INC.,
CITIZENS BANK, N.A.
AND TCBI SECURITIES, INC.
AS JOINT LEAD ARRANGERS AND JOINT BOOK RUNNERS

(AS AMENDED BY THAT CERTAIN FIRST AMENDMENT, DATED AS OF DECEMBER 30, 2025)

Page
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1.    Definitions    1
Section 1.2.    Classifications of Loans and Borrowings    36
Section 1.3.    Accounting Terms and Determination    36
Section 1.4.    Terms Generally    37
Section 1.5.    Divisions    37
Section 1.6.    Rates    38
Section 1.7.    Times of Day    38
Section 1.8.    Letter of Credit Amounts    38
ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1.    General Description of Facilities    38
Section 2.2.    Revolving Loans    38
Section 2.3.    Procedure for Revolving Borrowings    39
Section 2.4.    Swingline Commitment    39
Section 2.5.    [Reserved]    40
Section 2.6.    Funding of Borrowings    40
Section 2.7.    Interest Elections    41
Section 2.8.    Optional Reduction and Termination of Commitments    42
Section 2.9.    Repayment of Loans    42
Section 2.10.    Evidence of Indebtedness    42
Section 2.11.    Optional Prepayments    43
Section 2.12.    Mandatory Prepayments    43
Section 2.13.    Interest on Loans    43
Section 2.14.    Fees    44
Section 2.15.    Computation of Interest and Fees    45
Section 2.16.    Inability to Determine Interest Rates; Benchmark Replacement Setting    45
Section 2.17.    Illegality    47
Section 2.18.    Increased Costs    48
Section 2.19.    Funding Indemnity    49
Section 2.20.    Taxes    49
Section 2.21.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    53
Section 2.22.    Letters of Credit    54
Section 2.23.    Increase of Commitments; Additional Lenders    60
Section 2.24.    Mitigation of Obligations    62
Section 2.25.    Replacement of Lenders    62
Section 2.26.    Defaulting Lenders    63
Section 2.27.    Extension of Commitment Termination Date    63
ARTICLE III
CONDITIONS PRECEDENT
Section 3.1.    Conditions to Effectiveness    66
Section 3.2.    Conditions to Each Credit Event    68
Section 3.3.    Conditions to Credit Events on the Pre-Closing Funding Date or Closing Date    69
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Section 3.4.    Delivery of Documents    69

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
Section 4.1.    Existence; Power    71
Section 4.2.    Organizational Power; Authorization; Enforceability    71
Section 4.3.    Governmental Approvals; No Conflicts    72
Section 4.4.    Financial Statements    72
Section 4.5.    Litigation and Environmental Matters    72
Section 4.6.    Compliance with Laws and Agreements    73
Section 4.7.    Investment Company Act    73
Section 4.8.    Taxes    73
Section 4.9.    Margin Regulations    73
Section 4.10.    ERISA    73
Section 4.11.    Ownership of Property; Insurance    74
Section 4.12.    Disclosure    75
Section 4.13.    Labor Relations    75
Section 4.14.    Subsidiaries    75
Section 4.15.    Solvency    76
Section 4.16.    Existing Indebtedness; Future Liens    76
Section 4.17.    Material Agreements    76
Section 4.18.    Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws    77
Section 4.19.    Affected Financial Institutions    77
Section 4.20.    Licenses    77
Section 4.21.    Senior Indebtedness    77
ARTICLE V
AFFIRMATIVE COVENANTS
Section 5.1.    Financial Statements, Insurance Reporting and Other Information    77
Section 5.2.    Notices of Material Events    81
Section 5.3.    Existence; Conduct of Business    83
Section 5.4.    Compliance with Laws    83
Section 5.5.    Payment of Obligations    83
Section 5.6.    Books and Records    83
Section 5.7.    Visitation and Inspection    83
Section 5.8.    Maintenance of Properties; Insurance    84
Section 5.9.    Use of Proceeds; Margin Regulations    84
Section 5.10.    Additional Subsidiaries    84
Section 5.11.    Priority of Obligations    84
Section 5.12.    NAIC Ratio    84
Section 5.13.    Additional Beneficial Ownership Certifications    85
Section 5.14.    Further Assurances    85
Section 5.15.    Notices for 2006 Documents and 2019-1 Notes    85
Section 5.16.    Most Favored Lender    85
Section 5.17.    Post-Effective Date Obligations    86

Page
ARTICLE VI
FINANCIAL COVENANTS
Section 6.1.    Minimum Consolidated Net Worth    86
Section 6.2.    Maximum Debt to Capitalization Ratio    86
Section 6.3.    Minimum A.M. Best Rating    86
Section 6.4.    Minimum Liquidity    86
ARTICLE VII
NEGATIVE COVENANTS
Section 7.1.    Indebtedness and Disqualified Capital Stock    87
Section 7.2.    Liens    88
Section 7.3.    Fundamental Changes    90
Section 7.4.    Investments, Loans    90
Section 7.5.    Restricted Payments    92
Section 7.6.    Sale of Assets    94
Section 7.7.    Transactions with Affiliates    95
Section 7.8.    Restrictive Agreements    95
Section 7.9.    Sale and Leaseback Transactions    96
Section 7.10.    Hedging Transactions    96
Section 7.11.    Amendment to Material Agreements    96
Section 7.12.    Ceded Reinsurance    96
Section 7.13.    Accounting Changes    96
Section 7.14.    Sanctions and Anti-Corruption Laws    96
Section 7.15.    Underwriting Risks    97
Section 7.16.    Amendment to 2006 Documents and 2019-1 Note Documents    97
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1.    Events of Default    97
Section 8.2.    Application of Payments    101
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1.    Appointment of the Administrative Agent    102
Section 9.2.    Nature of Duties of the Administrative Agent    102
Section 9.3.    Lack of Reliance on the Administrative Agent    103
Section 9.4.    Certain Rights of the Administrative Agent    104
Section 9.5.    Reliance by the Administrative Agent    104
Section 9.6.    The Administrative Agent in its Individual Capacity    104
Section 9.7.    Successor Administrative Agent    104
Section 9.8.    Withholding Tax    105
Section 9.9.    The Administrative Agent May File Proofs of Claim    105
Section 9.10.    Authorization to Execute Other Loan Documents    106
Section 9.11.    Guaranty Matters    106
Section 9.12.    [Reserved]    106

Page
Section 9.13.    Erroneous Payments    106
ARTICLE X
MISCELLANEOUS
Section 10.1.    Notices    108
Section 10.2.    Waiver; Amendments    110
Section 10.3.    Expenses; Indemnification    112
Section 10.4.    Successors and Assigns    114
Section 10.5.    Governing Law; Jurisdiction; Consent to Service of Process    118
Section 10.6.    WAIVER OF JURY TRIAL    118
Section 10.7.    Right of Set-off    119
Section 10.8.    Counterparts; Integration    119
Section 10.9.    Survival    119
Section 10.10.    Severability    120
Section 10.11.    Confidentiality    120
Section 10.12.    Interest Rate Limitation    121
Section 10.13.    Waiver of Effect of Corporate Seal    121
Section 10.14.    Patriot Act and Beneficial Ownership Regulation    121
Section 10.15.    No Advisory or Fiduciary Responsibility    121
Section 10.16.    [Reserved]    122
Section 10.17.    Electronic Signatures    122
Section 10.18.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    122
Section 10.19.    Certain ERISA Matters    122
Section 10.20.    Acknowledgement Regarding Any Supported QFCs    123

Schedules
Schedule I    -    Applicable Margin and Applicable Percentage
Schedule II    -    Commitment Amounts
Schedule 4.5    -    Environmental Matters
Schedule 4.10    -    ERISA Matters
Schedule 4.14    -    Subsidiaries
Schedule 4.17    -    Material Agreements
Schedule 4.20    -    Insurance Licenses
Schedule 5.17    -    Post-Effective Date Obligations
Schedule 7.1    -    Existing Indebtedness
Schedule 7.2    -    Existing Liens
Schedule 7.4    -    Existing Investments
Schedule 10.1    -    Address for Notices
Exhibits
Exhibit A    -    Form of Assignment and Acceptance
Exhibit B    -    Form of Compliance Certificate
Exhibit C    -    Form of Notice of Revolving Borrowing
Exhibit D    -    Form of Notice of Swingline Borrowing
Exhibit E    -    Form of Notice of Conversion/Continuation
Exhibit F    -    Form of Notice of Prepayment
Exhibits G-1 – G-4    -    Form of Tax Certificates

CREDIT AGREEMENT
This CREDIT AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2025, by and among SKYWARD SPECIALTY INSURANCE GROUP, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”) and BARCLAYS BANK PLC, in its capacity as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as an Issuing Bank and as the Swingline Lender.
W I T N E S S E T H:
WHEREAS, on the Effective Date (as defined below), the Borrower intends to repay or cause to be repaid in full the outstanding loans under, and obtain the release of all guarantees in respect of, that certain Credit Agreement, dated as of March 29, 2023, among the Borrower, the financial institutions from time to time party thereto and Truist Bank, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrower has requested that the Lenders, the Issuing Banks and the Swingline Lender extend credit to the Borrower as of the Effective Date, in the form of a $150,000,000 revolving credit facility (including letter of credit and swingline subfacilities), which shall be increased on the Closing Date to $250,000,000; and
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility (collectively, the “Revolving Credit Facility”) in favor of, the Borrower.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower, the Lenders, the Administrative Agent, the Issuing Banks and the Swingline Lender hereby agree as follows:
ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.1.Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified:
“2019-1 Note Blockage Notice” shall mean a notice from the Administrative Agent to the Borrower stating either or both of the following: (x) a default in any payment with respect to any Obligations has occurred; or (y) an Event of Default exists and as a result thereof, the payment or performance of all or any of the Obligations has been accelerated.
“2019-1 Note Documents” shall mean the 2019-1 Subordinated Note Purchase Agreement and the 2019-1 Notes.
“2019-1 Note Purchase Agreement” shall mean that certain Subordinated Note Purchase Agreement dated as of May 24, 2019, between Borrower and EJF Portfolio Vehicle I LLC, as amended, restated, refinanced, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.
“2019-1 Notes” shall mean the notes issued by the Borrower pursuant to the 2019-1 Note Purchase Agreement, as amended, restated, refinanced, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

“A.M. Best” shall mean A.M. Best Company, Inc. and its successors and assigns or, if it shall be dissolved or shall no longer assign ratings to insurance companies, then any other nationally recognized insurance statistical rating agency designated by the Administrative Agent.
“Accumulated Other Comprehensive Income” or “Accumulated Other Comprehensive Loss” shall mean, as of any date of determination, the amount of consolidated accumulated other comprehensive income (or loss), as applicable, of the Borrower and its Subsidiaries, as reflected on the balance sheet of the Borrower as of such date in accordance with GAAP.
“Acquired Business” shall have the meaning set forth in the definition of “Acquired Company”.
“Acquired Company” shall mean Apollo Group Holdings Limited (together with its subsidiaries, the “Acquired Business”).
“Acquired Company Letter of Credit Facility Agreement” shall mean that certain amended and restated letter of credit facility agreement, dated October 27, 2021 (as amended and restated on October 28, 2022, as further amended on May 10, 2023, as further amended on December 15, 2023, as further amended and restated on November 5, 2024 and as further amended and restated on October 30, 2025 and as further amended and restated from time to time) among the Acquired Company as borrower, National Westminster Bank plc as agent and lender and Lloyds Bank plc as lender.
“Acquisition” shall mean, as to any Person, (i) the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of all or substantially all of the Capital Stock of another Person or all or substantially all of the property, assets or business of another Person or of the assets constituting a business unit, line of business or division of another Person, (ii) the purchase or other acquisition (in one transaction or a series of transactions, including through a merger) of any Capital Stock of another Person and (iii) any transaction that is considered to be a change in control of such Person under the “Insurance Holding Company Systems Act” of the Applicable Insurance Code, to the extent applicable.
“Additional Commitment Lender” shall have the meaning set forth in Section 2.27.
“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to the Borrower or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1, but contains one or more percentages, amounts, formulas, limitations or requirements (including in respect of any guarantee requirement), that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Articles V, VI or VII of this Agreement, or related definitions in Section 1.1 (and in any event shall include any mandatory prepayment for a change of control or similar event).
“Additional Default” shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Borrower or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Borrower or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 8.1, or related definitions in Section 1.1, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional

Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 8.1, or related definitions in Section 1.1.
“Additional Lender” shall have the meaning set forth in Section 2.23.
“Adjusted Term SOFR” shall mean, for purposes of any calculation and subject to the provisions of Section 2.16(b)(i), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” shall mean Barclays Bank PLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form provided by or otherwise acceptable to the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person. For the purposes of this definition, “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.
“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Effective Date, the Aggregate Revolving Commitment Amount is $150,000,000; provided that, upon the occurrence of the Closing Date, the Aggregate Revolving Commitment Amount shall be increased to $250,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Agreement” shall have the meaning set forth in the introductory paragraph hereof.
“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all other similar laws, rules and regulations of any jurisdiction applicable to the Borrower, its Subsidiaries and/or the Acquired Business concerning or relating to bribery or corruption.
“Anti-Money Laundering Laws” shall mean the Patriot Act and all other similar laws, rules and regulations of any jurisdiction applicable to the Borrower, its Subsidiaries and/or the Acquired Business concerning or relating to money laundering or terrorist finance.
“Applicable Insurance Code” shall mean, as to any Insurance Subsidiary or any other Person that is a regulated insurance company, the insurance code or other statute of any state where such Insurance Subsidiary or other Person is domiciled or doing insurance business and any successor statute of similar import, together with the regulations thereunder, as amended or otherwise modified and in effect from time to time.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or such

Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, the percentage per annum determined by reference to the applicable Debt to Capitalization Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Margin resulting from a change in the Debt to Capitalization Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Sections 5.1(a)(i) and 5.1(a)(ii) and the Compliance Certificate required by Section 5.1(a)(iii); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Margin shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, (i) the Applicable Margin from the Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2025 are required to be delivered shall be at Level IV as set forth on Schedule I and (ii) the Applicable Margin from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2026 are required to be delivered shall be at Level II as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Higher Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Higher Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional interest and fees owing as a result of such Accurate Higher Applicable Margin for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a lower Applicable Margin based upon the pricing grid set forth on Schedule I (the “Accurate Lower Applicable Margin”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Margin shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Margin shall be reset to the Accurate Lower Applicable Margin based upon the pricing grid set forth on Schedule I for such period and (iii) the Administrative Agent shall credit any overpayment of interest by the Borrower resulting from such Accurate Lower Applicable Margin against interest owing for the succeeding Interest Period. For the avoidance of doubt, no payment pursuant to an Applicable Higher Applicable Margin or Applicable Lower Applicable Margin shall be required to be made by any party to this Agreement if the error giving rise thereto is discovered after the repayment in full and termination of this Agreement.
“Applicable Percentage” shall mean, as of any date, with respect to the commitment fee as of such date, the percentage per annum determined by reference to the Debt to Capitalization Ratio in effect on such date as set forth on Schedule I; provided that a change in the Applicable Percentage resulting from a change in the Debt to Capitalization Ratio shall be effective on the second Business Day after which the Borrower delivers each of the financial statements required by Sections 5.1(a)(i) and 5.1(a)(ii) and the Compliance Certificate required by Section 5.1(a)(iii); provided, further, that if at any time the Borrower shall have failed to deliver such financial statements and such Compliance Certificate when so required, the Applicable Percentage shall be at Level I as set forth on Schedule I until such time as such financial statements and Compliance Certificate are delivered, at which time the Applicable Percentage shall be determined as provided above. Notwithstanding the foregoing, (i) the Applicable Percentage for the commitment fee from the Effective Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending September 30, 2025 are required to be delivered shall be at Level IV as set forth on Schedule I and (ii) the Applicable Percentage for the commitment fee from the Closing Date until the date by which the financial statements and Compliance Certificate for the Fiscal Quarter ending March 31, 2026 are required to be delivered shall be at Level II as set forth on Schedule I. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Percentage based upon the pricing grid set forth on Schedule I (the “Accurate Higher Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Higher Applicable Percentage based upon the pricing grid set forth on Schedule I for such period and (iii) the Borrower shall immediately pay to the Administrative Agent, for the account of the Lenders, the accrued additional commitment fee owing as a result of such Accurate Higher Applicable Percentage for such period. The provisions of this definition shall not limit the rights of the Administrative Agent and the Lenders with respect to Section 2.13(c) or Article VIII. In the event that any financial statement or Compliance Certificate delivered hereunder is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect or any Loans are outstanding when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a lower Applicable Percentage based upon the pricing grid set forth on Schedule I (the “Accurate Lower Applicable Percentage”) for any period that such financial statement or Compliance Certificate covered, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct financial statement or Compliance Certificate, as the case may be, for such period, (ii) the Applicable Percentage shall be adjusted such that after giving effect to the corrected financial statement or Compliance Certificate, as the case may be, the Applicable Percentage shall be reset to the Accurate Lower Applicable Percentage based upon the pricing grid set forth on Schedule I for such period and (iii) the Administrative Agent shall credit any overpayment of commitment fees by the Borrower resulting from such Accurate Lower Applicable Percentage against interest owing for the succeeding Interest Period. For the avoidance of doubt, no payment pursuant to an Applicable Higher Applicable Percentage or Applicable Lower Applicable Percentage shall be required to be made by any party to this Agreement if the error giving rise thereto is discovered after the repayment in full and termination of this Agreement.
“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” shall mean Barclays Bank PLC, Truist Securities, Inc., Citizens Bank, N.A. and TCBI Securities, Inc., each in its capacity as a joint lead arranger and joint book runner for the Revolving Credit Facility.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit A attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Effective Date to but excluding the Commitment Termination Date.
“Available Tenor” shall mean, as of any date of determination and with respect to the then- current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.16(e).
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of any Loan Party to any Bank Product Provider arising with respect to any Bank Products.
“Bank Product Provider” shall mean any Person that, at the time it provides any Bank Product to any Loan Party, (i) is a Lender or an Affiliate of a Lender and (ii) except when the Bank Product Provider is Barclays Bank PLC and its Affiliates, has provided written notice to the Administrative Agent which has been acknowledged by the Borrower of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time. In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Bank Product Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Bank Product Provider. No Bank Product Amount may be established at any time that a Default or Event of Default exists.
“Bank Products” shall mean any of the following services provided to any Loan Party by any Bank Product Provider: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.
“Base Rate” shall mean for any day a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Rate, as in effect from time to time, plus 0.50%, (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% and (iv) zero percent (0%). The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent, the Lenders and the Issuing Banks may make commercial loans or other loans at rates of interest at, above, or below the Administrative Agent’s prime lending rate. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR will be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate, or Adjusted Term SOFR, respectively.
“Base Rate Borrowing” shall mean a Borrowing that bears interest at a rate based on the Base Rate.
“Base Rate Loan” shall mean a Loan that bears interest at a rate based on the Base Rate.
“Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.
“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then- current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.16(b).
“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:
(a)    the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); and
(b)    the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar- denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar- denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.16.
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” shall have the meaning set forth in the introductory paragraph hereof.
“Borrowing” shall mean a Revolving Borrowing or a Swingline Borrowing, as the context may require.
“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a SOFR Loan, a determination of Adjusted Term SOFR or a notice with respect to any of the foregoing, any day that is also a U.S. Government Securities Business Day.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as a Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP (subject to the provisions of Section 1.3).
“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).
“Capitalized Lease” shall mean, for any Person, each lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP (subject to the provisions of Section 1.3).
“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of an Issuing Bank or Swingline Lender (as applicable) and the Lenders, as collateral for LC Exposure, Obligations in respect of Swingline Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the applicable Issuing Bank or Swingline Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the applicable Issuing Bank or the Swingline Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Ceded Reinsurance” shall mean risk that is ceded (whether by co-insurance, reinsurance or equivalent relationship otherwise named) by any Insurance Subsidiary to any other Person (other than to another Insurance Subsidiary).
“Change in Control” shall mean the occurrence of one or more of the following events:
(i)    the sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Borrower to any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder in effect on the Effective Date);
(ii)    at any time that the Borrower ceases to own (directly or indirectly), one hundred percent (100%) of all of the issued and outstanding Capital Stock of each Insurance Subsidiary owned (directly or indirectly) by the Borrower on the Effective Date;
(iii)    at any time that the Borrower ceases to own (directly or indirectly), one hundred percent (100%) of all of the issued and outstanding Capital Stock of each of Skyward Underwriters Agency, Inc. and Skyward Service Company;
(iv)    any “person” or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) (a) shall have acquired, directly or indirectly, beneficial or record ownership of 35% or more of the outstanding shares of the voting interests in the Capital Stock of the Borrower or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors of the Borrower;
(v)    during any period (after the Effective Date) of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors; or
(vi)    the occurrence of a “change of control”, or similar provision, under or with respect to any agreement, indenture or note governing the terms of any Material Indebtedness.
“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Chariot Acquisition” shall mean that certain Agreement for the Sale and Purchase of Shares in Apollo Group Holdings Limited, dated as of September 2, 2025, among, inter alios, the Borrower, in its capacity as buyer, ASO Victoria 4 S.À R.L. (company registration number B226504),

Metacomet LLC (company registration number L14000062536), and Howden Apollo Limited (company registration number 11350938), relating to the sale by the “Institutional Sellers” and (ii) that certain Agreement for the Sale and Purchase of Shares in Apollo Group Holdings Limited, dated as of September 2, 2025, among, inter alios, the Borrower, in its capacity as buyer, the “Management Sellers” (as defined therein) and Apex Group Trustee Services Limited relating to the sale by the “Management Sellers” pursuant to which the Borrower will acquire all of the issued and outstanding shares in Apollo Group Holdings Limited (company registration number 12878158).
“Chariot Acquisition Agreement” shall mean that certain Agreement for the sale and purchase for shares (the “Chariot Acquisition”) entered into on September 2, 2025, by, among others, the Borrower and the Acquired Company (together with the exhibits and schedules thereto, collectively, as modified, amended, supplemented, consented to or waived).
“Chariot Acquisition Agreement Representations” shall mean the representations made by or with respect to the Acquired Company and its Subsidiaries in the Chariot Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its applicable Affiliates have the right (taking into account any applicable cure provisions) to decline to consummate the Chariot Acquisition or to terminate its or its applicable Affiliates’ obligations (or otherwise do not have an obligation to close) under the Chariot Acquisition Agreement as a result of a failure of such representations in the Chariot Acquisition Agreement to be true and correct.
“Chariot Acquisition Pre-Funded Debt” shall mean the Pre-Closing Funded Amount and the Chariot Specified Revolving Loans; provided that such amounts are held in the Pre-Closing Funding Account and the release of such proceeds to the Borrower is contingent upon the consummation of the Chariot Acquisition and, pending such release, such proceeds are held in escrow (and, if the Chariot Acquisition Agreement is terminated prior to the consummation of the Chariot Acquisition or if the Chariot Acquisition is otherwise not consummated by the Return Date, such proceeds shall be promptly applied to satisfy and discharge all obligations of the Borrower in respect of such Indebtedness).
“Chariot Acquisition Related Conditions” shall mean the conditions set forth in Sections 3.3(b), (c), (f), (i), (j) and (l).
“Chariot Acquisition Transactions” shall mean (a) the consummation of the Chariot Acquisition and (b) the payment of related transaction fees and expenses.
“Chariot Notes” shall have the meaning set forth in the definition of “Chariot Permanent Financing”.
“Chariot Notes Documents” shall have the meaning set forth in the definition of “Chariot Permanent Financing”.
“Chariot Permanent Financing” shall mean any combination of (a) the issuance by the Borrower of senior unsecured convertible notes (the “Chariot Notes”) pursuant to a registered public offering or Rule 144A of the Securities Act or other private placement (the “Chariot Notes Documents”), (b) the borrowing by the Borrower of up to $150,000,000 of senior unsecured delayed draw term loans (the “Chariot Tranche B Term Loans”), (c) the Chariot Specified Revolving Loans or other Revolving Loans under this Agreement or (d) any other unsecured financing, in each case, incurred or issued by the Borrower or any Subsidiary in lieu of the foregoing to finance the Chariot Acquisition Transactions.
“Chariot Specified Representations” shall mean the representations and warranties of the Borrower (i) in Sections 4.1, 4.2 (with respect to execution, delivery, performance of the Loan Documents and the borrowing of the Chariot Specified Revolving Loans hereunder), 4.3 (with respect to execution, delivery, performance of the Loan Documents and borrowing of the Chariot Specified Revolving Loans hereunder and in the case of contravention of any Contractual Obligations constituting Indebtedness, such representation in respect thereof shall be limited to Indebtedness committed or outstanding in an aggregate principal amount in excess of $10,000,000 (on a pro forma basis after giving effect to the Chariot Acquisition Transactions and all Indebtedness incurred in connection therewith), 4.6 (with respect to the absence of any Event of Default under any of Sections 8.1(a), (b), (d) (solely with respect to a breach of Section 7.3), (g) or (h)), 4.7, 4.9, 4.15 (as of the Closing Date, after giving effect to the Chariot Acquisition Transactions), and all Indebtedness incurred in connection therewith) and 4.18 and (ii) that the Chariot Acquisition Transactions shall not breach Section 7.3.
“Chariot Specified Revolving Loans” shall mean Revolving Loans in an amount not to exceed $100,000,000, the proceeds of which are used to finance a portion of the Chariot Acquisition Transactions on the Closing Date.
“Chariot Tranche A Term Loans” shall mean a senior unsecured delayed draw term loan facility in an aggregate principal amount of up to $150,000,000 incurred by the Borrower in connection with the Chariot Acquisition to the extent all or any portion of the Chariot Permanent Financing contemplated by clause (a) of the definition thereof is not issued or the proceeds thereof are not made available to the Borrower on or prior to the Closing Date.
“Chariot Tranche B Term Loans” shall have the meaning set forth in the definition of “Chariot Permanent Financing”.
“Class”, when used in reference to any Loan or Borrowing, shall mean whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans and when used in reference to any Commitment, shall mean whether such Commitment is a Revolving Commitment or a Swingline Commitment.
“Closing Date” shall mean the date on which the Chariot Acquisition is consummated, subject to the satisfaction (or waiver in accordance with Section 10.2) of the conditions precedent set forth in Section 3.3.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Commitment” shall mean a Revolving Commitment or a Swingline Commitment or any combination thereof (as the context shall permit or require).
“Commitment Termination Date” shall mean the earliest of (i) the date that is five (5) years after the Effective Date, (ii) the date on which the Revolving Commitments are terminated in whole pursuant to Section 2.8 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and in effect from time to time, and any successor statute.
“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit B.
“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.19 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Assets” shall mean, as at the date of any determination, the net book value of all assets of the Borrower and its Subsidiaries as of such date classified as assets in accordance with GAAP and determined on a consolidated basis in accordance with GAAP.
“Consolidated Liabilities” shall mean, as at the date of any determination, all liabilities of the Borrower and its Subsidiaries as of such date classified as liabilities in accordance with GAAP and determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” shall mean, for the Borrower and its Subsidiaries for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses and (ii) the net income of any Person (other than a Subsidiary) in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period.
“Consolidated Net Worth” shall mean, as at any date of determination, the remainder of (i) all Consolidated Assets as of such date minus (ii) all Consolidated Liabilities as of such date minus (iii) Accumulated Other Comprehensive Income (or plus Accumulated Other Comprehensive Loss, as applicable).
“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Borrower and its Subsidiaries measured on a consolidated basis as of such date, but excluding (i) Indebtedness of the type described in clause (xi) of the definition thereto and (ii) prior to the consummation of the Chariot Acquisition, the Chariot Acquisition Pre-Funded Debt.
“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the board of directors or other equivalent governing body of the Borrower on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt to Capitalization Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date to (ii) Total Capitalization as of such date; provided, that, for purposes of the definition of Debt to Capitalization Ratio, Consolidated Total Debt shall include letters of credit (and any obligations thereunder) only to the extent that there is an unpaid obligation in respect of such letter of credit that is then due and payable on such date of determination.
“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.13(c).
“Defaulting Lender” shall mean, subject to Section 2.26(c), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent, the Borrower or, to the extent the applicable Issuing Bank has LC Exposure at such time, such Issuing Bank, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent, the applicable Issuing Bank or the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.
“Deferred Purchase Price Obligations” shall mean all deferred purchase price obligations and deferred consideration (whether fixed, contingent or otherwise, including, without limitation, seller notes and earnouts, but excluding working capital adjustments, indemnities, expense reimbursements or similar obligations) incurred by the Borrower or any of its Subsidiaries.
“Disposition” shall have the meaning set forth in Section 7.6.
“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable or redeemable at the sole option of the holder thereof (other than solely for Qualified Capital Stock or upon a sale of assets, casualty event or a change of control, in each case, subject to the prior payment in full of the Obligations), pursuant to a sinking fund obligation or otherwise (other than solely for Qualified Capital Stock) or exchangeable or convertible into debt securities of the issuer thereof at the sole option of the holder thereof, in whole or in part, on or prior to the date that is 181 days after the date set forth in clause (i) of the definition of Commitment Termination Date then in effect at the time of issuance thereof.
“Dollar(s)” and the sign “$” shall mean the lawful money of the United States.
“Domestic Insurance Subsidiary” shall mean each Insurance Subsidiary that is organized under the laws of a jurisdiction of one of the fifty states of the United States or the District of Columbia.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2, which date is November 13, 2025.
“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 10.4 (subject to such consents, if any, as may be required under Section 10.4(b)(iii)).
“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters concerning exposure to Hazardous Materials.
“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Borrower or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean (i) any “reportable event” as defined in Section 4043(c) of ERISA with respect to a Pension Plan (other than an event as to which the PBGC has waived under Part 4043 of the PBGC Regulations the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance on any assets of a Loan Party, there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived, or any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan, or that such filing may be made, or any determination that any Plan is, or is expected to be, in at-risk status under Section 303(i) of ERISA or Section 430(i) of the Code; (iii) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (iv) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (v) any incurrence by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA or Section 432 of the Code; (vi) any receipt by the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA; (vii) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; or (viii) any filing of a notice of intent to terminate any Pension Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Pension Plan, or the termination of any Plan under Section 4041(c) of ERISA.
“Erroneous Payment” shall have the meaning set forth in Section 9.13(a).
“Erroneous Payment Deficiency Assignment” shall have the meaning set forth in Section 9.13(d).

“Erroneous Payment Impacted Class” shall have the meaning set forth in Section 9.13(d).
“Erroneous Payment Return Deficiency” shall have the meaning set forth in Section 9.13(d).
“Erroneous Payment Subrogation Rights” shall have the meaning set forth in Section 9.13(d).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 8.1.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the Guarantee of such Guarantor becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.25) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20 and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Commitment Termination Date” shall have the meaning set forth in Section 2.27.
“Existing Credit Agreement” shall have the meaning set forth in the recitals hereto.
“Extending Lender” shall have the meaning set forth in Section 2.27.
“Extension Request” shall mean a written request from the Borrower to the Administrative Agent requesting an extension of the Commitment Termination Date pursuant to Section 2.27.

“Extraordinary Receipts” shall mean any cash received by the Borrower or any of its Subsidiaries in respect of (a) indemnity payments or (b) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase or acquisition agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent. For purposes of this Agreement the Federal Funds Rate shall not be less than zero percent (0%).
“Fee Letter” shall mean (i) that certain fee letter dated as of the date hereof, among the Borrower and Barclays Bank PLC and (ii) that certain fee letter dated as of the date hereof, among the Borrower, Truist Securities, Inc., Citizens Bank, N.A. and Texas Capital Bank.
“FHLB Indebtedness” shall have the meaning set forth in Section 5.1(c).
“First Amendment Effective Date” shall mean December 30, 2025.
“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.
“Fiscal Year” shall mean any fiscal year of the Borrower.
“Floor” shall mean a rate of interest equal to 0.00%.
“Foreign Lender” shall mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of a jurisdiction other than one of the fifty states of the United States or the District of Columbia.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such

Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” shall mean each of the Subsidiary Loan Parties. As of the Effective Date, the Guarantors are Skyward Service Company, a Delaware corporation, and Skyward Underwriters Agency, Inc., a Texas corporation.
“Guaranty Agreement” shall mean the Guaranty Agreement, dated as of the Effective Date, made by the Loan Parties in favor of the Administrative Agent and the Lenders.
“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to- market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, Hedging Transactions shall not include (i) the issuance, underwriting, placement or selling of insurance by any Insurance Subsidiary in the ordinary course of business or (ii) the purchasing by any Insurance Subsidiary of risk allocation agreements or reinsurance in the ordinary course of business or otherwise in accordance with customary industry practice; provided that neither a Permitted Bond Hedge Transaction nor a Permitted Warrant Transaction shall constitute a Hedging Transaction.
“Increased Cost Lender” shall have the meaning set forth in Section 2.25.
“Increasing Lender” shall have the meaning set forth in Section 2.23.
“Incremental Commitments” shall have the meaning set forth in Section 2.23.
“Incremental Commitment Increase” shall have the meaning set forth in Section 2.23.
“Incremental Loans” shall have the meaning set forth in Section 2.23.
“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property (including, for the avoidance of doubt, Deferred Purchase Price Obligations incurred in connection with any acquisition or otherwise (it being understood and agreed that Deferred Purchase Price Obligations shall only be treated as “Indebtedness” to the extent such Deferred Purchase Price Obligations are required to be included as a liability on such Peron’s balance sheet in accordance with GAAP)) or services (other than trade payables incurred in the ordinary course of business; provided that, for purposes of Section 8.1(g), trade payables overdue by more than 60 days shall be included in this definition except to the extent that any of such trade payables are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person under or in respect of (x) letters of credit, bankers’ acceptances, demand guarantees and similar independent undertakings or (y) surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock, (x) all Off-Balance Sheet Liabilities and (xi) all net Hedging Obligations. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company or the foreign equivalent thereof) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Transaction on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (viii) above that is expressly made nonrecourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, Indebtedness of an Insurance Subsidiary shall not include (i) obligations under insurance, reinsurance or surety bonds issued, underwritten, placed or sold by such Person in the ordinary course of business or (ii) obligations under risk allocation agreements or Reinsurance Agreements purchased in the ordinary course of business or otherwise in accordance with customary industry practice.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.
“Indemnitee” shall have the meaning set forth in Section 10.3(b).
“Insurance Licenses” shall mean licenses, permits or authorizations to transact insurance and reinsurance business required to be obtained from Insurance Regulatory Authorities in connection with the operation, ownership or transaction of insurance or reinsurance business.
“Insurance Regulatory Authority” shall mean, when used with respect to any Insurance Subsidiary, (x) the insurance department or similar administrative authority or agency located in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is domiciled or (y) to the extent asserting or having regulatory jurisdiction over such Insurance Subsidiary, the insurance department, authority or agency in each state or jurisdiction (foreign or domestic) in which such Insurance Subsidiary is licensed, and shall include any Federal or national insurance regulatory department, authority or agency that may be created and that asserts or has regulatory jurisdiction over such Insurance Subsidiary.
“Insurance Subsidiary” shall mean any Subsidiary of the Borrower that (i) is authorized or admitted to engage in the business of selling, issuing or underwriting insurance, reinsurance or surety bonds in any jurisdiction, (ii) is regulated by any Insurance Regulator, and (iii) is either (A) required by any Insurance Regulator to file an annual financial statement in the form prescribed by the NAIC for a life, accident and health, health, property and casualty, title, fraternal benefit or other insurance company, as applicable, or (B) a captive insurance company. As of the Effective Date, Houston Specialty Insurance Company, Imperium Insurance Company, Great Midwest Insurance Company, Oklahoma Specialty Insurance Company and Skyward Specialty No. 1 Limited are the only Insurance Subsidiaries of the Borrower.
“Intellectual Property” shall have the meaning set forth in Section 4.11(b).
“Interest Period” shall mean with respect to any SOFR Borrowing, a period of one (1), three (3) or six (6) months (in each case, subject to the availability thereof); provided that:
(i)    the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii)    if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;
(iii)    any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;
(iv)    no Interest Period may extend beyond the Commitment Termination Date; and
(v)    no tenor that has been removed from this definition pursuant to Section 2.16(e) shall be available for specification in a Notice of Borrowing or Notice of Conversion/Continuation.

“Investments” shall have the meaning set forth in Section 7.4.
“IRS” shall mean the United States Internal Revenue Service.
“Issuing Banks” shall mean Barclays Bank PLC, Truist Bank, Citizens Bank, N.A., Texas Capital Bank, KeyBank National Association, U.S. Bank National Association, Stifel Bank & Trust, Raymond James Bank and each other Lender that agrees to issue Letters of Credit pursuant to Section 2.22. Each Issuing Bank may, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed), arrange for one or more Letters of Credit to be issued by branches or Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such branch or Affiliate with respect to Letters of Credit issued by such branch or Affiliate. Each reference herein to an “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the Issuing Bank with respect thereto.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitments that may be used by the Borrower for the issuance of Letters of Credit in an aggregate face amount not to exceed $30,000,000, which shall be increased on the Closing Date to $50,000,000.
“LC Credit Extension” shall mean, with respect to any Letter of Credit, the issuance or renewal thereof, the extension of the expiry date thereof, or the reinstatement or increase of the amount thereof.
“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean, as to any Letter of Credit, each application therefor and any other document, agreement and instrument entered into by the Borrower or a Subsidiary with or in favor of the applicable Issuing Bank and relating to such Letter of Credit.
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, determined without regard to whether any conditions to drawing could be met at that time, plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Pro Rata Share of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the applicable Issuing Banks and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender-Related Hedge Provider” shall mean any Person that, (a) at the time it enters into a Hedging Transaction with any Loan Party, is a Lender or an Affiliate of a Lender and (b) except when the Lender-Related Hedge Provider is Barclays Bank PLC or any of its Affiliates, such Person has provided written notice to the Administrative Agent, which has been acknowledged by the Borrower, setting forth (x) the existence of such Hedging Transaction and (y) the methodology to be used by such parties in determining the obligations under such Hedging Transaction from time to time. In no event shall any Lender-Related Hedge Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Hedging Obligations except that each reference to the term “Lender” in Article IX and Section 10.3(b) shall be deemed to include such Lender-Related Hedge Provider. In no event shall the approval of any such Person in its capacity as Lender-Related Hedge Provider be required in connection with the release or termination of any security interest or Lien of the Administrative Agent (if any).
“Lenders” shall have the meaning set forth in the introductory paragraph hereof and shall include, where appropriate, the Swingline Lender, each Increasing Lender and each Person that joins this Agreement as an Additional Lender pursuant to Section 2.23, but does not include (i) Barclays Bank PLC in its capacity as the Administrative Agent or as an Issuing Bank or (ii) any other financial institution in its capacity as an Issuing Bank.
“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.22 by an Issuing Bank for the account of the Borrower or a Subsidiary pursuant to such Issuing Bank’s LC Commitment. Letters of Credit shall be available by sight payment and not by deferred payment, acceptance or negotiation. For the avoidance of doubt, the term Letter of Credit shall not include any letter of credit, demand guarantee or other undertaking issued by any Person (including any branch or Affiliate of an Issuing Bank) that is supported by a Letter of Credit issued by an Issuing Bank hereunder pursuant to a back-stop or counter-standby structure.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Liquidity” shall mean, on any date of determination, all cash and all cash equivalents (including any Permitted Investment that is a cash equivalent) owned and held by the Loan Parties; provided however, that amounts calculated under this definition shall exclude any amounts that would not be considered “cash” or “cash equivalents” under GAAP or “cash” or “cash equivalents” as recorded on the books of the Loan Parties; provided, further, that amounts and cash equivalents included under this definition shall (i) be included only to the extent such amounts or cash equivalents are not subject to any Lien or other restriction or encumbrance of any kind (other than Liens (x) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights so long as such liens and rights are not being enforced or otherwise exercised or (y) in favor of Administrative Agent) and (ii) exclude any amounts held by the Loan Parties in escrow, trust or other fiduciary capacity for or on behalf of a client of the Borrower, any Subsidiary of the Borrower or any of their respective Affiliates.
“Loan Documents” shall mean, collectively, this Agreement, the LC Documents, the Fee Letter, all Notices of Revolving Borrowing, all Notices of Swingline Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates, any promissory notes issued hereunder and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing, except that the term “Loan Documents” shall not include any Letters of Credit issued pursuant to this Agreement.
“Loan Parties” shall mean the Borrower and the Guarantors.
“Loans” shall mean all Revolving Loans and Swingline Loans in the aggregate or any of them, as the context shall require, and shall include, where appropriate, any loan made pursuant to Section 2.23.
“Losses” shall have the meaning set forth in Section 10.3(b).
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets or liabilities of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Banks, the Swingline Lender or the Lenders under any of the Loan Documents or (iv) the legality, validity or enforceability of any of the Loan Documents.
“Material Agreements” shall mean, with respect to any Person, each contract or agreement (a) to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or (b) otherwise material to the business, condition (financial or otherwise), operations, performance, or properties of such Person or (c) any other contract, agreement, permit or license, written or oral, of the Borrower and its Subsidiaries as to which the breach, nonperformance, cancellation or failure to renew by any party thereto, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
“Material Indebtedness” shall mean any Indebtedness (other than the Commitments, the Loans and the Letters of Credit) of the Borrower or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $5,000,000. For purposes of determining the amount of attributed Indebtedness from Hedging Obligations, the “principal amount” of any Hedging Obligations at any time shall be the Net Mark-to-Market Exposure of such Hedging Obligations.
“Material Intellectual Property” shall mean any Intellectual Property of the Borrower or any of its Subsidiaries that is material to the operation of the business of the Borrower and its Subsidiaries, taken as a whole.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower, any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Borrower, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.
“NAIC” shall mean the National Association of Insurance Commissioners and any successor thereto.
“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).
“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all or all affected Lenders in accordance with the terms of Section 10.2(b) and (ii) has been approved by the Required Lenders.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.
“Non-Extending Lender” shall have the meaning set forth in Section 2.27.

“Non-U.S. Plan” shall mean any plan, fund (including any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Borrower or one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Notice of Borrowing” shall mean a Notice of Revolving Borrowing or a Notice of Swingline Borrowing, as the context may require.
“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7(b).
“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning set forth in Section 2.4.
“Obligations” shall mean (a) all amounts owing by the Loan Parties to the Administrative Agent, any Issuing Bank, any Lender (including the Swingline Lender) or the Arrangers pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Commitment, Loan or Letter of Credit including all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, obligations pursuant to the Administrative Agent’s Erroneous Payment Subrogation Rights, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent, any Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all Hedging Obligations owed by any Loan Party to any Lender Related Hedge Provider and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing; provided that with respect to any Guarantor, the Obligations shall not include any Excluded Swap Obligations.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.25).
“Outbound Investment Rules” shall mean the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Parent Company” shall mean, with respect to a Lender, the “bank holding company” as defined in Regulation Y, if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Participant Register” shall have the meaning set forth in Section 10.4(d).
“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001), as amended and in effect from time to time.
“Payment in Full” shall mean (i) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or such Letters of Credit shall have been Cash Collateralized or backstopped pursuant to arrangements satisfactory to the applicable Issuing Bank), (iii) the termination of all Hedging Obligations constituting Obligations and payments of all amounts owing thereunder (or other arrangements satisfactory to the applicable Lender-Related Hedge Provider shall have been made), (iv) the indefeasible payment in full in cash of all Obligations (other than contingent indemnification obligations for which no claim has been made and other obligations expressly stated to survive the payment and termination of this Agreement) and (v) the termination of all Commitments.
“Payment Office” shall mean the office location as to which the Administrative Agent shall have given written notice to the Borrower and the Lenders.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.
“Permitted Acquisition” shall mean any Acquisition by the Borrower if all of the following conditions are met:
(i)    no Default or Event of Default exists immediately prior to, and after giving effect to, the consummation of such Acquisition;
(ii)    all transactions related to such Acquisition are consummated in compliance, in all material respects, with applicable law;
(iii)    such Acquisition is not actively opposed by the board of directors (or similar governing body) of the selling Person or the Person whose Capital Stock is to be acquired;

(iv)    (x) after giving effect to such Acquisition, the Borrower and its Subsidiaries shall be in compliance with the requirements of Section 7.3(b), and (y) if such Acquisition is in the form of a merger or consolidation, such merger or consolidation shall conform to the requirements of Section 7.3
(v)    the Borrower is in compliance on a pro forma basis after giving effect to such Acquisition, with the financial covenants contained in Article VI, recomputed as of the last day of the most recently ended Fiscal Quarter for which financial statements are available as if such Acquisition had occurred;
(vi)    (A) if the aggregate consideration (including assumed Indebtedness) for such Acquisition exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent at least twenty (20) days prior to the consummation of such Acquisition (x) copies of the most recent drafts of the purchase agreement (or equivalent agreement otherwise named) and related material documents pursuant to which such Acquisition is to be effected (which draft purchase agreement and other documents the Borrower shall promptly supplement with modifications thereto that effect material changes in terms of such Acquisition and, concurrently with consummation thereof, the final forms of such purchase agreement and other documents), (y) a certificate of a Responsible Officer showing to the reasonable satisfaction of the Administrative Agent that the Borrower is in compliance with the provisions of clauses (i) through (v), above, inclusive, which certificate the Administrative Agent shall forward to the Lenders promptly following receipt thereof by the Administrative Agent and (z) any other information relating thereto (including, without limitation, any relevant financial information, statements and projections) as the Administrative Agent may reasonably request and (B) with respect to all Acquisitions other than those described in clause (A) above, the Borrower shall have delivered to the Administrative Agent written notice of such Acquisition, accompanied by such information relating thereto as the Administrative Agent may reasonably request, promptly following the consummation of such Acquisition;
(vii)    before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith, each Loan Party is Solvent;
(viii)    the aggregate consideration (including assumed Indebtedness) for such Acquisition, taken together with the aggregate consideration for all Permitted Acquisitions consummated within the preceding 365-day period, does not exceed $50,000,000; and
(ix)    the Borrower shall have executed and delivered, or caused its Subsidiaries to execute and deliver, all guarantees and other related documents required to the extent applicable under Section 5.10 and taken all other such actions as required under Section 5.10 (including, for the avoidance of doubt, causing any Person that becomes a Subsidiary as a result of such Acquisition (other than any Insurance Subsidiary or Subsidiary of an Insurance Subsidiary) to become a Guarantor).
Notwithstanding anything to the contrary herein, to the extent the Chariot Acquisition (including intercompany Investments among the Borrower and any Subsidiary required to effect the Chariot Acquisition or the terms of the Chariot Acquisition Agreement (in each case, as reasonably determined by the Borrower in good faith) is consummated, it shall be deemed to be a “Permitted Acquisition” for all purposes of this Agreement whether or not the foregoing conditions are satisfied on the Closing Date.

“Permitted Bond Hedge Transaction” shall mean any call or capped call option (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any indebtedness described in clause (a) of definition of Chariot Permanent Financing and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower.
“Permitted Encumbrances” shall mean:
(i)    Liens imposed by law for taxes not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(ii)    statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(iii)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(iv)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(v)    judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;
(vi)    customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code as in effect from time to time in the State of New York or common law of banks or other financial institutions where the Borrower or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(vii)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries taken as a whole;
(viii)    Liens on assets of any Insurance Subsidiary arising under agreements entered into in the ordinary course of business with respect to insurance policies underwritten by any Insurance Subsidiary in the ordinary course of business; and
(ix)    pledges, deposits and guarantees made by an Insurance Subsidiary in order to comply with applicable Requirements of Law or as required by an Insurance Regulatory Authority;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” shall mean:
(i)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;
(ii)    commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii)    certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv)    fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(v)    mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above; and
(vi)    as to any Insurance Subsidiary, any other investment permitted by its Insurance Regulatory Authority (which other investments, by way of clarification and not limitation, shall be deemed not to include the Capital Stock of a Subsidiary).
“Permitted Liens” shall mean Liens permitted by Section 7.2.
“Permitted Warrant Transaction” shall mean any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Borrower’s common stock (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price of the Borrower’s common stock or such other securities or property), and cash in lieu of fractional shares of common stock of the Borrower.
“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” shall mean any Pension Plan or any other “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) that is maintained or contributed to by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate has or may have an obligation to contribute.
“Platform” shall mean Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.
“Pre-Closing Funded Amount” has the meaning set forth in Section 2.6(b).
“Pre-Closing Funding Account” shall mean an escrow account in the name of a financial institution (in its capacity as escrow agent) designated by the Borrower and approved by the

Administrative Agent, which account has been identified as the “Pre-Closing Funding Account” by notice in writing from the Borrower to the Administrative Agent, and which account shall have terms satisfactory to the Administrative Agent including, without limitation, that the proceeds of the Pre-Closing Funded Amount deposited therein on the Pre-Closing Funding Date shall not be released unless the Borrower has satisfied the Chariot Acquisition Related Conditions on the Closing Date and has notified the Administrative Agent of such satisfaction.
“Pre-Closing Funding Date” shall mean December 30, 2025.
“Pre-Closing Funding Election” shall mean the election by the Borrower to cause the Pre-Closing Funded Amount to be funded to the Pre-Closing Funding Account on the Pre-Closing Funding Date.
“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).
“Pro Rata Share” shall mean (i) with respect to any Class of Commitment or Loan of any Lender at any time, a percentage, the numerator of which shall be such Lender’s Commitment of such Class (or if such Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure), and the denominator of which shall be the sum of all Commitments of such Class of all Lenders (or if such Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders) and (ii) with respect to all Classes of Commitments and Loans of any Lender at any time, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitment has been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Commitments).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.
“Recipient” shall mean, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Regulatory Order” shall mean any (a) judicial or administrative order, consent agreement or decree required by or to which a Governmental Authority is a party, (b) memorandum of understanding required by or to which a Governmental Authority is a party, judicial or administrative ruling or finding, restriction required by any Governmental Authority on the Borrower’s or any Subsidiary’s business operations, (c) requirement of any Governmental Authority regarding the raising of capital by the Borrower or any Subsidiary or (d) restriction required by any Governmental Authority regarding the activities of a specified individual, or similar matters, regardless of whether any of the foregoing is a public record.
“Reinsurance Agreement” shall mean any agreement, contract, treaty or other arrangement providing for Ceded Reinsurance by any Insurance Subsidiary or any Subsidiary of such Insurance Subsidiary in the ordinary course of its business.
“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.
“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York, or any successor thereto.
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or, if the Lenders have no Commitments outstanding, then Lenders holding more than 50% of the aggregate outstanding Revolving Credit Exposure of the Lenders at such time; provided that to the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders; and provided, further, at any time that there are two or more unaffiliated Non-Defaulting Lenders, Required Lenders shall consist of at least two such Non-Defaulting Lenders.
“Requirement of Law” for any Person shall mean the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Response Date” shall have the meaning set forth in Section 2.27.
“Responsible Officer” shall mean (x) with respect to certifying compliance with the financial covenants set forth in Article VI, the chief financial officer or the treasurer of the Borrower and (y) with respect to all other provisions, any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Borrower or such other representative of the Borrower as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent.
“Restricted Payment” shall mean, for any Person:
(i)    any dividend or distribution on any class of its Capital Stock,
(ii)    any payment made in respect of any Deferred Purchase Price Obligations,
(iii)    any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock,
(iv)    any payment, redemption, purchase, dividend, distribution or other transfer of property in respect of Indebtedness that is subordinated to the Obligations (including the subordinated Indebtedness evidenced by the 2019-1 Note Documents) or any Guarantee thereof;
(v)    any payment on account of any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding;
(vi)    any management or similar fees; and
(vii)     any payment by a Loan Party to an Insurance Subsidiary on account of intercompany Indebtedness.
“Restrictive Agreement” shall mean any agreement or other arrangement that (a) prohibits, restricts or imposes any condition on: (1) the ability of the Borrower or any of its Subsidiaries to create, incur or permit to exist any Lien upon any of its property, or (2) the ability of any Subsidiary to: (A) pay dividends or other distributions with respect to any shares of its Capital Stock, (B) make or repay loans or advances to the Borrower or any other Subsidiary thereof, (C) Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or (D) transfer any of its property or assets to the Borrower or any other Subsidiary thereof; or (b) requires the grant of a Lien to secure an obligation of a Person if a Lien is granted to secure another obligation of such Person.
“Retrocession Agreement” shall mean any agreement, contract, treaty or other arrangement whereby one or more insurers or reinsurers, as retrocessionaires, assume liabilities of reinsurers under a Reinsurance Agreement or other retrocessionaires under another retrocession agreement.
“Revolving Commitment” shall mean, with respect to each Lender on any date, the commitment of such Lender on such date to make Revolving Loans to the Borrower and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or, in the case of a Person becoming a Lender after the Effective Date, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, or the joinder executed by such Person, in each case as such commitment may subsequently be increased or decreased pursuant to the terms hereof.
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, LC Exposure and Swingline Exposure.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrower under its Revolving Commitment.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor thereto.
“Sanctioned Country” shall mean, at any time, a country, region or territory that is, or whose government is, the subject or target of any Sanctions (which as of the Effective Date includes the so- called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the non-government controlled areas of the Zaporizhzhia and Kherson Regions of Ukraine, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the United States, including but not limited to by OFAC or the U.S. Department of State, or by the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, the Government of Canada or any other relevant sanctions authority, (b) any Person located, operating, organized, or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject or target of Sanctions.
“Sanctions” shall mean all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or the Government of Canada or (c) any other relevant sanctions authority.
“SAP” shall mean, with respect to any Insurance Subsidiary, the accounting procedures and practices prescribed or permitted by the Insurance Regulatory Authority, applied in accordance with Section 1.3.
“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Borrowing” shall mean a Borrowing that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.
“SOFR Loan” shall mean a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.
“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Statutory Statement” shall mean, as to any Insurance Subsidiary, a statement of the condition and affairs of such Insurance Subsidiary, prepared in accordance with SAP and filed with the Insurance Regulatory Authority.
“Statutory Surplus” shall mean, as at any date, with respect to an insurance company domiciled in the United States, the aggregate amount of surplus as regards policyholders (determined without duplication in accordance with SAP) of such insurance company, as set forth on page 3, line 38, of the most recent Statutory Statement of such insurance company (or equivalent page, line, or statement, to the extent that any thereof is modified or replaced).
“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower. For the avoidance of doubt, an Insurance Subsidiary is a Subsidiary of the Borrower.
“Subsidiary Loan Parties” shall mean, collectively, (i) Skyward Service Company, a Delaware corporation, (ii) Skyward Underwriters Agency, Inc., a Texas corporation and (iii) any other Subsidiary that is required to execute or become party to the Guaranty Agreement pursuant to Section 5.10; provided that it is understood and agreed that no Insurance Subsidiary nor any Subsidiary of an Insurance Subsidiary shall be a Subsidiary Loan Party. For the avoidance of doubt, Skyward Service Company and Skyward Underwriters Agency, Inc. are the only Subsidiary Loan Parties as of the Effective Date.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) above, the amount(s) determined as the mark-to- market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Lender or any Affiliate of a Lender).
“Swingline Commitment” shall mean, on any date, the commitment of the Swingline Lender on such date to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $5,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.

“Swingline Lender” shall mean Barclays Bank PLC, in its capacity as such, or any successor swingline lender.
“Swingline Loan” shall mean a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, or charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” shall mean,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day
“Term SOFR Adjustment” shall mean a percentage equal to 0.10% (10 basis points) per annum.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Threshold Amount” shall mean $1,000,000.
“Total Capitalization” shall mean, as of any date, the aggregate of, without duplication, (a) Consolidated Total Debt on such date, plus (b) Consolidated Net Worth on such date.
“Type”, when used in reference to a Loan or a Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to Adjusted Term SOFR or the Base Rate.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“Unfunded Pension Liability” of any Pension Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Pension Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“United States” or “U.S.” shall mean the United States of America.
“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code and, for purposes of the provisions herein relating to Outbound Investment Rules, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States.
“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.20(g)(ii).
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” shall mean the Borrower, any other Loan Party or the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” shall mean (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.2.Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. “Revolving Loan”) or by Type (e.g. “SOFR Loan” or “Base Rate Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “SOFR Borrowing”).
Section 1.3.Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP or SAP, as applicable, as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements of the Borrower delivered pursuant to Section 5.1(a)(i) (or, if no such financial statements have been delivered, on a basis consistent with the audited consolidated financial statements of the Borrower last delivered to the Administrative Agent in connection with this Agreement); provided that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI to eliminate the effect of any change in GAAP or SAP, as applicable, on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP or SAP, as applicable, in effect immediately before the relevant change in GAAP or SAP, as applicable, became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value”, as defined therein and (b) any lease that is characterized as an operating lease in accordance with GAAP after the Borrower’s adoption of Accounting Standards Codification Section 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Borrower’s adoption of Accounting Standards Codification Section 842.
Section 1.4.Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. The word “or” is not exclusive. The word “year” shall refer (i) in the case of a leap year, to a year of 366 days, and (ii) otherwise, to a year of 365 days. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement, (v) any definition of or reference to any law shall include all statutory and regulatory provisions consolidating, amending, or interpreting any such law and any reference to or definition of any law or regulation, unless otherwise specified, shall refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vii) the words “renew”, “renewal” and variations thereof as used herein with respect to a Letter of Credit means to extend the term of such Letter of Credit or to reinstate an amount drawn under such Letter of Credit or both.
Section 1.5.Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
Section 1.6.Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
Section 1.7.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.
ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS
Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrower a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrower in accordance with Section 2.2; (ii) each Issuing Bank may issue Letters of Credit in accordance with Section 2.22; (iii) the Swingline Lender may make Swingline Loans in accordance with Section 2.4; and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided that in no event shall the aggregate amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed the Aggregate Revolving Commitment Amount in effect from time to time.
Section 2.2. Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in U.S. Dollars, ratably in proportion to its Pro Rata Share of the Aggregate Revolving Commitments, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (b) the aggregate Revolving Credit Exposures of all Lenders exceeding the Aggregate Revolving Commitment Amount. During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.
Section 2.3. Procedure for Revolving Borrowings. The Borrower shall give the Administrative Agent written notice of each Revolving Borrowing, substantially in the form of Exhibit C (a “Notice of Revolving Borrowing”), (x) prior to 11:00 a.m. one (1) Business Day prior to the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) U.S. Government Securities Business Days prior to the requested date of each SOFR Borrowing (or such shorter period as the Administrative Agent may agree in its sole discretion solely with respect to a SOFR Borrowing to be made on the Closing Date). Each Notice of Revolving Borrowing shall be irrevocable and shall specify (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a SOFR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or SOFR Loans, as the Borrower may request. The aggregate principal amount of each SOFR Borrowing shall not be less than $2,000,000 or a larger multiple of $500,000 (or such other multiple as the Administrative Agent may agree in its sole discretion solely with respect to a SOFR Borrowing to be made on the Pre-Closing Funding Date or the Closing Date, as applicable), and the aggregate principal amount of each Base Rate Borrowing shall not be less than $1,000,000 or a larger multiple of $100,000; provided that Base Rate Loans made pursuant to Section 2.4 or Section 2.22(d) may be made in lesser amounts as provided therein. At no time shall the total number of SOFR Borrowings outstanding at any time exceed five (5). Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4. Swingline Commitment.
(a)Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans in U.S. Dollars to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitment Amount and the aggregate Revolving Credit Exposures of all Lenders; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.
(b)The Borrower shall give the Administrative Agent written notice of each Swingline Borrowing, substantially in the form of Exhibit D (a “Notice of Swingline Borrowing”), prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify (i) the principal amount of such Swingline Borrowing, (ii) the date of such Swingline Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in U.S. Dollars in immediately available funds at the account specified by the Borrower in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Borrowing.
(c)The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.6, which will be used solely for the repayment of such Swingline Loan.
(d)If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.
(e)Each Lender’s obligation to make a Base Rate Loan pursuant to paragraph (c) of this Section or to purchase participating interests pursuant to paragraph (d) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.
Section 2.5. [Reserved].
Section 2.6. Funding of Borrowings.
(a)With respect to the Chariot Specified Revolving Loan, if a Pre-Closing Funding Election has not been made, subject to the satisfaction (or waiver in accordance with Section 10.2) of the conditions set forth in Section 3.3, and with respect to each Loan other than the Chariot Specified Revolving Loan, subject to the satisfaction (or waiver in accordance with Section 10.2) of the conditions set forth in Section 3.2, each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrower with the Administrative Agent or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Administrative Agent.
(b)Notwithstanding the foregoing clause 2.6(a), if a Pre-Closing Funding Election has been made, subject solely to the satisfaction (or waiver in accordance with Section 10.2) of the conditions set forth in Section 3.3 other than the Chariot Acquisition Related Conditions, each Lender will make available each Chariot Specified Revolving Loan to be made by it hereunder on the Pre-Closing Funding Date by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office (such amounts, the “Pre-Closing Funded Amount”). The Administrative Agent will make the Pre-Closing Funded Amount available to the Borrower by close of business on the Pre-Closing Funding Date by promptly effecting a wire transfer of such amounts to the Pre-Closing Funding Account.
(c)Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrower on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the Base Rate at all times thereafter. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this paragraph shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrower may have against any Lender as a result of any default by such Lender hereunder.
(d)All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.7. Interest Elections.
(a)Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing. Thereafter, the Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall give the Administrative Agent written notice of each Borrowing that is to be converted or continued, as the case may be, substantially in the form of Exhibit E (a “Notice of Conversion/Continuation”) (x) prior to 10:00 a.m. one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) U.S. Government Securities Business Days prior to a continuation of or conversion into a SOFR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and, if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing), (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a SOFR Borrowing, and (iv) if the resulting Borrowing is to be a SOFR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period.” If any such Notice of Conversion/Continuation requests a SOFR Borrowing but does not specify an Interest Period, the Borrower shall be deemed to have selected an Interest Period of one (1) month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for SOFR Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c)If, on the expiration of any Interest Period in respect of any SOFR Borrowing, the Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a SOFR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any SOFR Loan shall be permitted except on the last day of the Interest Period in respect thereof.
(d)Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.8. Optional Reduction and Termination of Commitments.

(a)Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Commitment Termination Date.
(b)Upon at least three (3) Business Days’ prior written notice to the Administrative Agent (which notice may be conditioned on the consummation of a transaction but shall otherwise be irrevocable), the Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the aggregate outstanding Revolving Credit Exposure of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the principal amount of the Swingline Commitment and the LC Commitment shall result in a dollar-for-dollar reduction in the Swingline Commitment and the LC Commitment.
(c)With the written approval of the Administrative Agent, the Borrower may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender, and in such event the provisions of Section 2.26 will apply to all amounts thereafter paid by the Borrower for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim that the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender.
Section 2.9. Repayment of Loans. The outstanding principal amount of all Revolving Loans and Swingline Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.
Section 2.10. Evidence of Indebtedness.
(a)Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and, in the case of each SOFR Loan, the Interest Period applicable thereto, (iii) the date of any continuation of any Loan pursuant to Section 2.7, (iv) the date of any conversion of all or a portion of any Loan to another Type pursuant to Section 2.7, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b)This Agreement evidences the obligation of the Borrower to repay the Loans and is being executed as a “noteless” credit agreement. However, at the request of any Lender (including the Swingline Lender) at any time, the Borrower agrees that it will prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such

Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment permitted hereunder) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.11. Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving written notice to the Administrative Agent, substantially in the form of Exhibit F (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) no later than (i) in the case of any prepayment of any SOFR Borrowing, 11:00 a.m. not less than three (3) U.S. Government Securities Business Days prior to the date of such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, not less than one (1) Business Day prior to the date of such prepayment, and (iii) in the case of any prepayment of any Swingline Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each such notice may be conditioned on the consummation of a transaction but shall otherwise be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given (and such transaction is consummated, if applicable), the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.13(d); provided that if a SOFR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrower shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or, in the case of a Swingline Loan, pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing.
Section 2.12. Mandatory Prepayments.
(a)If at any time the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, as reduced pursuant to Section 2.8 or otherwise, the Borrower shall immediately repay the Swingline Loans and the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount and any amounts due under Section 2.19. Each such prepayment shall be applied as follows: first, to the Swingline Loans to the full extent thereof; second, to the Base Rate Loans to the full extent thereof; and third, to the SOFR Loans to the full extent thereof. If, after giving effect to prepayment of all Swingline Loans and Revolving Loans, the aggregate Revolving Credit Exposure of all Lenders exceeds the Aggregate Revolving Commitment Amount, the Borrower shall Cash Collateralize its reimbursement obligations with respect to all Letters of Credit in an amount equal to such excess plus any accrued and unpaid fees thereon.
(b)If the Pre-Closing Funding Election has been made, in the event that the Chariot Acquisition Related Conditions have not been satisfied on or prior to January 2, 2026 (the “Return Date”), the Borrower shall, on the first Business Day immediately following the Return Date, repay the aggregate principal amount of the Pre-Closing Funded Amount together with interest accrued thereon from the Pre-Closing Funding Date to the Return Date, together with any amounts due thereon pursuant to Section 2.19.
Section 2.13. Interest on Loans.
(a)The Borrower shall pay interest on (i) each Base Rate Loan at the Base Rate plus the Applicable Margin in effect from time to time and (ii) each SOFR Loan at Adjusted Term SOFR for the applicable Interest Period in effect for such Loan plus the Applicable Margin in effect from time to time. For the avoidance of doubt, if the Pre-Closing Funding Election has been made, interest on the Pre-Closing Funded Amount shall accrue commencing on the Pre-Closing Funding Date.
(b)The Borrower shall pay interest on each Swingline Loan at the Base Rate plus the Applicable Margin in effect from time to time.
(c)Notwithstanding paragraphs (a) and (b) of this Section, (i) automatically if an Event of Default under Section 8.1(a), (b), (g) or (h) has occurred and is continuing, or (ii) at the option of the Administrative Agent or the Required Lenders if any other Event of Default has occurred and is continuing, and (iii) automatically after acceleration or with respect to any past due amount hereunder, the Borrower shall pay interest (“Default Interest”) with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.
(d)Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Swingline Loans shall be payable quarterly in arrears on the last day of each March, June, September and December and on the Commitment Termination Date. Interest on all outstanding SOFR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any SOFR Loans having an Interest Period in excess of three months, on each day which occurs every three months after the initial date of such Interest Period, and on the Commitment Termination Date. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e)The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Borrower and the Lenders of such rate in writing. Any such determination shall be conclusive and binding for all purposes, absent manifest error.
(f)In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
Section 2.14. Fees.
(a)The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Borrower and the Administrative Agent.
(b)The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum (determined daily in accordance with Schedule I) on the daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing the commitment fee, the Revolving Commitment of each Lender shall be (i) computed assuming an Aggregate Revolving Commitment Amount of $250,000,000 and (ii) deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure, of such Lender.

(c)The Borrower agrees to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the Effective Date to and including the later of the Commitment Termination Date and the date on which such Lender ceases to have any LC Exposure (including any LC Exposure that remains outstanding after the Commitment Termination Date) and (ii) to the applicable Issuing Bank for its own account a facing fee, which shall accrue at 0.125% per annum on the average daily amount of the LC Exposure of such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from the Effective Date to and including the later of the Commitment Termination Date and the date on which such Issuing Bank ceases to have any obligations (contingent or otherwise) to make any LC Disbursement in respect of any Letter of Credit, as well as such Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the rate for Default Interest pursuant to Section 2.13(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by 200 basis points.
(d)The Borrower shall pay on the Effective Date to the Administrative Agent and its affiliates all fees in the Fee Letter that are due and payable on the Effective Date. The Borrower shall pay on the Effective Date to the Lenders all upfront fees previously agreed in writing.
(e)Accrued fees under paragraphs (b) and (c) of this Section shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing December 31, 2025, and on the Commitment Termination Date (and, if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided that any such fees accruing after the Commitment Termination Date shall be payable on demand.
Section 2.15. Computation of Interest and Fees. Interest hereunder based on the Administrative Agent’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Administrative Agent of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.16. Inability to Determine Interest Rates; Benchmark Replacement Setting.
(a)Inability to Determine SOFR. Subject to paragraphs (b) through (f) below, if, prior to the commencement of any Interest Period for any SOFR Borrowing:
(i)the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Administrative Agent shall have received notice from the Required Lenders that Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their SOFR Loans for such Interest Period, then the Administrative Agent shall give written notice thereof to the Borrower and to the Lenders as soon as practicable thereafter.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Administrative Agent revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.19. Subject to paragraphs (b) through (f) below, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Base Rate” until the Administrative Agent revokes such determination.
(b)Benchmark Replacement.
(i)Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and the definition of “Adjusted Term SOFR” shall be deemed to delete the addition of the Term SOFR Adjustment to Term SOFR for any calculation and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)No swap agreement shall be deemed to be a “Loan Document” for purposes of this Section 2.16.
(c)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.16(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.16, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.16.
(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
Section 2.17. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of such Lender to make SOFR Revolving Loans, or to continue or convert outstanding Loans as or into SOFR Loans, shall be suspended and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof. In the case of the making of a SOFR Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance the Base Rate shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (iii) thereof). Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, use reasonable efforts to designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.19.
Section 2.18. Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or any Issuing Bank;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes); or
(iii)impose on any Lender or any Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or any Loans made by such Lender or any Letter of Credit or participation in any such Loan or Letter of Credit;
and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient of making, converting into, continuing or maintaining a SOFR Loan or to increase the cost to such Lender or such Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or other Recipient hereunder (whether of principal, interest or any other amount), then, from time to time, such Lender or other Recipient may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand, the Borrower shall pay to such Lender or other Recipient, as the case may be, such additional amounts as will compensate such Lender or other Recipient for any such increased costs incurred or reduction suffered.
(b)If any Lender or Issuing Bank shall have determined that any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or Issuing Bank) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, Issuing Bank or Parent Company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Lender or Issuing Bank may provide the Borrower (with a copy thereof to the Administrative Agent) with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to such Lender or Issuing Bank, as the case may be, such additional amounts as will compensate such Lender, Issuing Bank or Parent Company for any such reduction suffered.
(c)A certificate of such Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender, Issuing Bank or the Parent Company of such Lender or Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The applicable Loan Party shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 20 days after receipt thereof.
(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Issuing Bank under this Section for any increased costs or reductions incurred more than six (6) months prior to the date that such Lender or Issuing Bank notifies the Borrower of such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then such six-month period shall be extended to include the period of such retroactive effect.
Section 2.19. Funding Indemnity. In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked, except in the case of prepayment notices conditioned on the consummation of a transaction), then, in any such event, the Borrower shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Adjusted Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan. A certificate as to any additional amount payable under this Section submitted to the Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.20. Taxes.
(a)Defined Terms. For purposes of this Section 2.20, the term “Lender” includes each Issuing Bank, and the term “applicable law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or any other Loan Party to a Governmental Authority pursuant to this Section 2.20, the Borrower or other Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.20(g)(ii)(A), 2.20(g)(ii)(B) and 2.20(g)(ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)an executed copy of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1) to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or G-3, an executed IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)Survival. Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments, the expiration or cancellation of all Letters of Credit and the repayment, satisfaction or discharge of all obligations under any Loan Document.
Section 2.21. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 p.m. on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19, 2.20 and 10.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied as follows: first, to all fees and reimbursable expenses of the Administrative Agent then due and payable pursuant to any of the Loan Documents; second, to all reimbursable expenses of the Lenders and all fees and reimbursable expenses of the Issuing Banks then due and payable pursuant to any of the Loan Documents, pro rata to the Lenders and the Issuing Banks based on their respective pro rata shares of such fees and expenses; third, to all interest and fees then due and payable hereunder, pro rata to the Lenders based on their respective pro rata shares of such interest and fees; and fourth, to all principal of the Loans and unreimbursed LC Disbursements then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal and unreimbursed LC Disbursements.
(c)If any Lender or any Issuing Bank shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans or other obligations hereunder that would result in such Lender or Issuing Bank receiving payment of a greater proportion of the aggregate amount of its Revolving Credit Exposure and accrued interest and fees thereon than the proportion received by any other Lender or Issuing Bank with respect to its Revolving Credit Exposure, then the Lender or the Issuing Bank receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Credit Exposure of other Lenders or Issuing Banks to the extent necessary so that the benefit of all such payments shall be shared by the Lenders and the Issuing Banks, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Credit Exposure, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Credit Exposure to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender or any Issuing Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender or Issuing Bank were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount or amounts due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.22. Letters of Credit.
(a)General.
(i)During the Availability Period, each Issuing Bank, in reliance (among other things) upon the agreements of the other Lenders pursuant to paragraphs (d) and (e) of this Section, may, in its sole discretion, issue, at the request of the Borrower, Letters of Credit in U.S. Dollars for the account of the Borrower or, subject to Section 2.22(l), any Subsidiary (as specified by the Borrower in the request for such Letter of Credit) on the terms and conditions hereinafter set forth; provided that (1) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, one year after the then current expiration date of such Letter of Credit) and (B) the date that is five (5) Business Days prior to the Commitment Termination Date; (2) each Letter of Credit shall be in a stated amount of at least an amount to be mutually agreed between the Borrower Representative and such Issuing Bank; and (3) the Borrower may not request the issuance, extension, reinstatement or other amendment of any Letter of Credit if, after giving effect to such issuance, extension, reinstatement or other amendment (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the aggregate Revolving Credit Exposure of all Lenders would exceed the Aggregate Revolving Commitment Amount.
(ii)Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from each Issuing Bank without recourse a participation in each Letter of Credit issued by such Issuing Bank equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.
(iii)Additionally, no Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or request that such Issuing Bank refrain from, or any Law applicable to such Issuing Bank shall prohibit the issuance of letters of credit generally or such Letter of Credit in particular, any such order, judgment or decree, or Law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally; or
(C)the proceeds of such Letter of Credit would be made available to any Person (x) to fund any activity or business of or with any Sanctioned Person or in any Sanctioned Countries, or (y) in any manner that would result in a violation of any Sanctions by any party to this Agreement.
No Issuing Bank shall be under any obligation to issue any amendment to any Letter of Credit if such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof. For the avoidance of doubt, no Issuing Bank shall be under any obligation to issue Letters of Credit in excess of such Issuing Bank’s individual LC Commitment set forth on Schedule II.
(b)Requests for Issuance, Extension, Reinstatement or Other Amendment. To request the issuance of a Letter of Credit (or the extension of its term, reinstatement of amounts paid, or other amendment of its terms and conditions), the Borrower shall give the applicable Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance, extension, reinstatement or other amendment specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended, reinstated or amended as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit shall be issued on the account of the Borrower or a Subsidiary, and such other information as shall be necessary to prepare, extend, reinstate or otherwise amend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the applicable Issuing Bank shall approve and that the Borrower and/or the applicable Subsidiary shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as such Issuing Bank shall reasonably require; provided that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c)Process for Issuance. At least two (2) Business Days prior to the issuance of any Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent that the Administrative Agent has received such notice, and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received notice from the Administrative Agent, on or before the Business Day immediately preceding the date such Issuing Bank is to issue the requested Letter of Credit, directing such Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in paragraph (a) of this Section or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with such Issuing Bank’s usual and customary business practices.
(d)Disbursement Procedures. The applicable Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a LC Disbursement thereunder; provided that such notice need not be given prior to payment by the applicable Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable Issuing Bank for any LC Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the applicable Issuing Bank in accordance with Section 2.6. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse such Issuing Bank for such LC Disbursement.
(e)Reimbursements by Lenders. If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the applicable Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to paragraph (a) of this Section in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the applicable Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries, (iv) any breach of this Agreement by the Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the applicable Issuing Bank. Whenever, at any time after the applicable Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, such Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or such Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided that if such payment is required to be returned for any reason to the Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or such Issuing Bank any portion thereof previously distributed by the Administrative Agent or such Issuing Bank to it.
(f)Interim Interest. To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the applicable Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided that if such Lender shall fail to make such payment to the applicable Issuing Bank within three

(3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the Base Rate.
(g)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the applicable Issuing Bank and the Lenders, an amount in cash equal to 105% of the aggregate LC Exposure of all Lenders as of such date plus any accrued and unpaid fees thereon; provided that such obligation to Cash Collateralize the reimbursement obligations of the Borrower with respect to the Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(g) or 8.1(h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it had not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrower under this Agreement and the other Loan Documents. If the Borrower is required to Cash Collateralize its reimbursement obligations with respect to the Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived.
(h)Letter of Credit Reports. Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit issued by such Issuing Bank that are then outstanding. Upon the request of any Lender from time to time, each Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank then outstanding.
(i)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i)any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii)the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary or Affiliate of the Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including any Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(iii)any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document to such Issuing Bank that does not comply with the terms of such Letter of Credit;
(v)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder; or
(vi)the existence of a Default or an Event of Default.
None of the Administrative Agent, the Issuing Banks, any Lender or any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by an Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination, and that:
(i)    each Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or amendment thereto with a replacement marked as such or waive a requirement for its presentation;
(ii)    each Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms and conditions of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms and conditions of such Letter of Credit (even if not in strict compliance with the terms and conditions of such Letter of Credit) and without regard to any non-documentary condition in such Letter of Credit;
(iii)    each Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms and conditions of such Letter of Credit; and
(iv)    this Section 2.22(i) shall establish the standard of care to be exercised by each Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care stricter than the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, the Issuing Banks, or any of their respective Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) any Issuing Bank declining to take up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) any Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.
Each Issuing Bank shall have all of the benefits and immunities (but not the obligations) (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to such Issuing Bank.
(j)ISP/UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued by such Issuing Bank and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) (the “ISP”), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) (the “UCP”) and (iii) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.
(k)Resignation of Issuing Banks. Each Issuing Bank may resign as “Issuing Bank” hereunder upon 30 days’ prior written notice to the Administrative Agent, the Lenders and the Borrower; provided that on or prior to the expiration of such 30-day period with respect to such resignation, such Issuing Bank shall have identified a successor Issuing Bank reasonably acceptable to the Borrower willing to accept its appointment as successor Issuing Bank, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the resigning Issuing Bank. In the event of any such resignation as Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the resigning Issuing Bank except as expressly provided above. The Borrower may terminate the appointment of any of the Issuing Banks as an “Issuing Bank”

hereunder by providing a written notice thereof to the applicable Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank acknowledging receipt of such notice and (ii) the third Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such resignation or termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the resigning or terminated Issuing Bank pursuant to Section 2.14(c). Notwithstanding the effectiveness of any such resignation or termination, the resigning or terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or termination, but shall not be required to issue any additional Letters of Credit or to extend, reinstate, or otherwise amend any then-existing Letter of Credit.
(l)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated as a primary obligor to reimburse each Issuing Bank hereunder for any and all drawings under such Letter of Credit and irrevocably waives any defenses that might otherwise be available to it as a guarantor or surety of obligations of such Subsidiary. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries. To the extent that any Letter of Credit is issued for the account of any Subsidiary of the Borrower, the Borrower agrees that (i) such Subsidiary shall have no rights against the applicable Issuing Bank, the Administrative Agent or any Lender, (ii) the Borrower shall be responsible for the obligations in respect of such Letter of Credit under this Agreement and any application or reimbursement agreement, (iii) the Borrower shall have sole right to give instructions and make agreements with respect to this Agreement and the Letter of Credit, and the disposition of documents related thereto, and (iv) the Borrower shall have all powers and rights in respect of any security arising in connection with the Letter of Credit and the transaction related thereto. The Borrower shall, at the request of the applicable Issuing Bank, cause such Subsidiary to execute and deliver an agreement confirming the terms specified in the immediately preceding sentence and acknowledging that it is bound thereby.
Section 2.23. Increase of Commitments; Additional Lenders.
(a)From time to time after the Effective Date and in accordance with this Section, the Borrower and one or more Increasing Lenders or Additional Lenders (each as defined below) may enter into an agreement to increase the aggregate Revolving Commitments (each such increase, an “Incremental Commitment Increase” and the commitments in respect thereof, an “Incremental Commitment” and the loans made pursuant thereto, “Incremental Loans”), so long as the following conditions are satisfied:
(i)the aggregate principal amount of each Incremental Commitment Increase shall not be less than $2,500,000 and the aggregate principal amount of all such Incremental Commitments made pursuant to this Section shall not exceed $50,000,000;
(ii)all Incremental Commitments shall (except for the amounts thereof) have terms that are identical to the Revolving Commitments in effect immediately prior to the establishment of such Incremental Commitments;

(iii)the Borrower shall execute and deliver such documents and instruments and take such other actions as may be reasonably required by the Administrative Agent in connection with and at the time of any such proposed increase;
(iv)at the time of and immediately after giving effect to any such proposed increase, (A) no Default or Event of Default shall exist, (B) all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects except to the extent any such representations and warranties (x) are expressly limited to an earlier date, in which case, on and as of the date of such increase and immediately after giving effect to any such proposed increase, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (y) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects, and (C) since December 31, 2024, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(v)the Borrower and its Subsidiaries shall be in pro forma compliance with each of the financial covenants set forth in Article VI as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered, calculated as if all such Incremental Commitments had been established (and fully funded) as of the first day of the relevant period for testing compliance; and
(vi)any collateral securing any such Incremental Commitments shall also secure all other Obligations on a pari passu basis.
(b)The Borrower shall provide at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender, and who may waive such notice period in its sole discretion) of any proposal to establish an Incremental Commitment. The Borrower may also, but is not required to, specify any fees offered to those Lenders that agree to provide Incremental Commitments (the “Increasing Lenders”), which fees may be variable based upon the amount by which any such Lender is willing to increase the principal amount of its Revolving Commitment. Each Increasing Lender shall as soon as practicable, and in any case within 15 days following receipt of such notice (unless such notice requirement is waived by the Administrative Agent as set forth above), specify in a written notice to the Borrower and the Administrative Agent the amount of such proposed Incremental Commitment that it is willing to provide. No Lender (or any successor thereto) shall have any obligation, express or implied, to provide an Incremental Commitment, and any decision by a Lender to provide an Incremental Commitment shall be made in its sole discretion independently from any other Lender. Only the consent of each Increasing Lender shall be required to establish an Incremental Commitment. No Lender which declines to provide an Incremental Commitment may be replaced with respect to its existing Revolving Commitment, as a result thereof without such Lender’s consent. If any Lender shall fail to notify the Borrower and the Administrative Agent in writing about whether it will provide an Incremental Commitment within 15 days after receipt of such notice (unless such notice requirement is waived by the Administrative Agent as set forth above), such Lender shall be deemed to have declined to provide such Incremental Commitment. The Borrower may accept some or all of any offered amounts by existing Lenders or designate new lenders that are acceptable to the Administrative Agent (such approval not to be unreasonably withheld) as additional Lenders hereunder in accordance with this Section (the “Additional Lenders”), which Additional Lenders may assume all or a portion of such Incremental Commitment. The Borrower and the Administrative Agent shall have discretion jointly to adjust the allocation of such Incremental Commitments among the Increasing Lenders and the Additional Lenders; provided that Barclays Bank PLC shall always be permitted (but not obligated) to increase its Commitments in an amount no less than its Pro Rata Share.

(c)Subject to paragraphs (a) and (b) of this Section, any increase requested by the Borrower shall be effective upon delivery to the Administrative Agent of each of the following documents:
(i)an originally executed copy of an instrument of joinder, in form and substance reasonably acceptable to the Administrative Agent, executed by the Borrower, by each Additional Lender and by each Increasing Lender, setting forth the Incremental Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all of the terms and provisions hereof;
(ii)such evidence of appropriate corporate authorization on the part of the Borrower with respect to such Incremental Commitment and such opinions of counsel for the Borrower with respect to such Incremental Commitment as the Administrative Agent may reasonably request;
(iii)a certificate of the Borrower signed by a Responsible Officer, in form and substance reasonably acceptable to the Administrative Agent, certifying that each of the conditions in paragraph (a) of this Section has been satisfied;
(iv)to the extent requested by any Additional Lender or any Increasing Lender, executed promissory notes evidencing such Incremental Commitments, issued by the Borrower in accordance with Section 2.10; and
(v)any other certificates or documents that the Administrative Agent shall reasonably request, in form and substance reasonably satisfactory to the Administrative Agent.
Upon the effectiveness of any such Incremental Commitment, the Commitments and Pro Rata Share of each Lender will be adjusted to give effect to the Incremental Commitments, and Schedule II shall automatically be deemed amended accordingly.
(d)If the Borrower incurs Incremental Commitments under this Section, the Borrower shall, after such time, repay and incur Revolving Loans ratably as between the Incremental Commitments and the Revolving Commitments outstanding immediately prior to such incurrence. Notwithstanding anything to the contrary in Section 10.2, the Administrative Agent is expressly permitted to amend the Loan Documents to the extent necessary to give effect to any increase pursuant to this Section and mechanical changes necessary or advisable in connection therewith (including amendments to implement the requirements in the preceding sentence, amendments to ensure pro rata allocations of SOFR Loans and Base Rate Loans between Loans incurred pursuant to this Section and Loans outstanding immediately prior to any such incurrence and amendments to implement ratable participation in Letters of Credit between the Borrowings pursuant to the Incremental Commitments and the Revolving Commitments outstanding immediately prior to any such incurrence).
Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

Section 2.25. Replacement of Lenders. If (i) any Lender requests compensation under Section 2.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20 (an “Increased Cost Lender”), (ii) any Lender is a Defaulting Lender, or (iii) any Lender is a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.18 or 2.20, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender) (a “Replacement Lender”); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrower (in the case of all other amounts), (iii) in the case of any Increased Cost Lender, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of a Non-Consenting Lender, each Replacement Lender shall have provided its consent to such amendment, modification, waiver or consent. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced as an Issuing Bank hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced under this Section.
Section 2.26. Defaulting Lenders.
(a)Cash Collateral.
(i)If the reallocation described in Section 2.26(b)(iv) cannot, or can only partially, be effected, the Borrower shall, within three (3) Business Days following notice by the Administrative Agent, the Borrower shall Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.26(b)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than 105% of the Issuing Banks’ LC Exposure with respect to such Defaulting Lender.
(ii)The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (iii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the minimum amount required pursuant to clause (i) above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(iii)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.26(a) or 2.26(b) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit or LC Disbursements (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(iv)Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Banks’ LC Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.26(a) following (A) the elimination of the applicable LC Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Banks that there exists excess Cash Collateral; provided that, subject to Sections 2.26(b) through 2.26(d) the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated LC Exposure or other obligations.
(b)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 10.2.
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with Section 2.26(a); fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.26(a); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Class without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.26(b)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii) (A) No Defaulting Lender shall be entitled to receive any commitment fee pursuant to Section 2.14(b) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(A)Each Defaulting Lender shall be entitled to receive letter of credit fees pursuant to Section 2.14(c) for any period during which that Lender is a Defaulting Lender only to the extent allocable to that portion of its LC Exposure for which it has provided Cash Collateral pursuant to Section 2.26(a).
(B)With respect to any letter of credit fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Banks and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Banks’ LC Exposure or the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any such Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.17, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (y) second, Cash Collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with the procedures set forth in Section 2.26(a).
(c)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the applicable Commitments (without giving effect to Section 2.26(b)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(d)New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan and (ii) the Issuing Banks shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no LC Exposure after giving effect thereto.
Section 2.27. Extension of Commitment Termination Date.
(a)Requests for Extension. The Borrower may, by delivering an Extension Request to the Administrative Agent (who shall promptly notify the Lenders) not later than ninety (90) days prior to the Commitment Termination Date then in effect hereunder (the “Existing Commitment Termination Date”), request that each Lender extend such Lender’s Commitment Termination Date for an additional 364 days from the Existing Commitment Termination Date. The Borrower may give notice to the Administrative Agent pursuant to this Section 2.27(a) not more than twice during the term of this Agreement.
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is twenty (20) days after the date of the Extension Request, or if such date is not a Business Day, the immediately following Business Day (the “Response Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Commitment Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Response Date) and any Lender that does not so advise the Administrative Agent on or before the Response Date shall be deemed to be a Non-Extending Lender). The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.27 promptly following the Response Date.

(d)Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 2.25; provided that (x) the Administrative Agent and each Issuing Bank shall have consented to such Additional Commitment Lender undertaking a Commitment as contemplated by this Section 2.27 and (y) each of such Additional Commitment Lenders shall enter into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of the Existing Commitment Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
(e)Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Commitment Termination Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the Existing Commitment Termination Date, then, effective as of the Existing Commitment Termination Date, the Commitment Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Commitment Termination Date (except that, if such date is not a Business Day, such Commitment Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.
(f)Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Existing Commitment Termination Date and signed by a Responsible Officer certifying (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) on and as of the Existing Commitment Termination Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects if any such representation or warranty is already qualified by materiality or reference to Material Adverse Effect) as of such earlier date, and except that for purposes of this Section 2.27, the representations and warranties contained in Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clause (a) of Section 5.1 and (B) no Default exists or would result therefrom. In addition, on the Commitment Termination Date of each Non-Extending Lender, the Borrowers shall prepay any Loans outstanding on such date to the extent necessary to keep outstanding Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
(g)Amendment; Sharing of Payments. In connection with any extension of the Commitment Termination Date, the Borrower, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.27 shall supersede any provisions in Section 2.21 or Section 10.2 to the contrary.
ARTICLE III

CONDITIONS PRECEDENT
Section 3.1. Conditions to Effectiveness. The obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)The Administrative Agent shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Effective Date, including reimbursement or payment of all out-of-pocket expenses of the Administrative Agent, the Arrangers and their Affiliates (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrower hereunder, under any other Loan Document and under any agreement with the Administrative Agent or the Arrangers, to the extent invoiced at least one (1) Business Day prior to the Effective Date.
(b)The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Administrative Agent:
(i)a counterpart of this Agreement signed by or on behalf of each party hereto;
(ii)a certificate of the Secretary or Assistant Secretary of each Loan Party, (A) attaching (1) certified copies of its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents, (2) copies of its bylaws, or partnership agreement or limited liability company agreement or comparable organizational documents, (3) the resolutions of its board of directors or other equivalent governing body, or comparable authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (4) certificates of good standing or existence, as may be available from the Secretary of State of its jurisdiction of organization and each other jurisdiction where it is required to be qualified to do business as a foreign corporation and (B) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party;
(iii)a favorable written opinion of DLA Piper LLP (US), counsel to the Loan Parties, addressed to the Administrative Agent, each of the Issuing Banks and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent, the Issuing Banks and the Lenders and any other Person who becomes a Lender pursuant to Section 2.23);
(iv)a certificate dated the Effective Date and signed by a Responsible Officer, certifying that after giving effect to the establishment of the Commitments and the funding of any Revolving Borrowing on the Effective Date, the conditions set forth in Sections 3.2(a) and 3.2(b) have been satisfied;
(v)a duly executed Notice of Borrowing for any Revolving Borrowing to be made on the Effective Date, together with a report setting forth the sources and uses of the Loans made on the Effective Date;
(vi)certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Loan Party, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated hereby or thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding the Commitments or any transaction being financed with the proceeds thereof shall be ongoing;

(vii)copies of (A) the internally prepared quarterly financial statements of the Borrower and its Subsidiaries on a consolidated basis for the Fiscal Quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, (B) the audited consolidated financial statements for the Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2024 and December 31, 2023 and (C) financial projections on an annual basis for the Fiscal Years ending December 31, 2026, December 31, 2027, December 31, 2028, December 31, 2029 and December 31, 2030;
(viii)a duly completed and executed Compliance Certificate, including calculations of the financial covenants set forth in Article VI as of June 30, 2025, calculated on a pro forma basis as if any Revolving Borrowing to be made on the Effective Date had been funded as of the first day of the relevant period for testing compliance (and setting forth in reasonable detail such calculations);
(ix)a certificate, dated the Effective Date and signed by the chief financial officer of the Borrower, confirming that the Borrower and its Subsidiaries (on a consolidated basis) are, and the Loan Parties (on a consolidated basis) are, Solvent before and after giving effect to the funding of any Revolving Borrowing to be made on the Effective Date and the consummation of the transactions contemplated to occur on the Effective Date;
(x)the Guaranty Agreement, duly executed by each Loan Party;
(xi)copies of UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Loan Parties as requested by the Administrative Agent;
(xii)a duly executed payoff letter, in form and substance satisfactory to the Administrative Agent, in connection with the Existing Credit Agreement, with confirmation to the Administrative Agent to its satisfaction that the Existing Credit Agreement shall have been terminated, all commitments of the lenders thereunder to fund additional advances shall have been terminated, and all amounts outstanding thereunder, together with all accrued and unpaid interest, fees and other amounts shall have been paid in full on the Effective Date, together with any releases, terminations or other documents reasonably required by the Administrative Agent to evidence the payoff of Indebtedness owed pursuant to the Existing Credit Agreement;
(xiii)a copy of the complete currently effective investment policy of each Loan Party and each Insurance Subsidiary (which investment policy shall be reasonably satisfactory to the Administrative Agent and the Lenders);
(xiv)at least three business days prior to the Effective Date (to the extent requested at least ten business days prior to the Effective Date), (i) all documentation and other information that the Administrative Agent or the Lenders reasonably determines is required by United States regulatory authorities under applicable “know your customer” and Anti-Money Laundering Laws, including, without limitation, the Patriot Act and any other equivalent law, regulation or rule applicable in the United Kingdom, and (ii) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certificate in relation to the Borrower; and
(xv)certificates of insurance, in form and detail acceptable to the Administrative Agent, describing the types and amounts of insurance (property and liability) maintained by any of the Loan Parties.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.
Section 3.2. Conditions to Each Credit Event. Except as provided in Section 3.3, the obligation of each Lender to make a Loan on the occasion of any Borrowing and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to Section 2.26(c) and the satisfaction of the following conditions precedent:
(a)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing;
(b)at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of such date and after giving effect thereto, as though made on and as of such date except to the extent any such representations and warranties (i) are expressly limited to an earlier date, in which case, on and as of such date, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date or (ii) are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case, such representations and warranties shall be true and correct in all respects;
(c)the Borrower shall have delivered the required Notice of Borrowing; and
(d)there shall have occurred no change in the business, assets, operations or conditions (financial or otherwise) of any Loan Party or any Insurance Subsidiary since December 31, 2024, which has caused or could reasonably be expected to cause a Material Adverse Effect.
Each Borrowing and each issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), and (d) of this Section.
Section 3.3. Conditions to Credit Events on the Pre-Closing Funding Date or the Closing Date. Notwithstanding anything set forth in Section 3.2 above or any other provision herein to the contrary, the obligation of each Lender to make Chariot Specified Revolving Loans is only subject to the satisfaction (or waiver in accordance with Section 10.2) of the following conditions precedent:
(a)The Administrative Agent shall have received a duly executed Notice of Borrowing in accordance with the terms of Section 2.3.
(b)The Chariot Acquisition shall have been consummated substantially concurrently with the Borrowing of the Chariot Specified Revolving Loans, in all material respects in accordance with the terms of the Chariot Acquisition Agreement after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower that are materially adverse to the Lenders (in their respective capacities as such) without the Required Lenders’ prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, that that, without limiting any other condition to the Pre-Closing Funding Date or the Closing Date, any modification to the Chariot Acquisition Agreement (x) that results in an increase in the amount of the aggregate consideration payable by the Borrower and its Affiliates under the Chariot Acquisition

Agreement from the amount set forth in the Chariot Acquisition Agreement as in effect on September 2, 2025 will be deemed to not be material and adverse to the Lenders to the extent such increase is funded solely with proceeds of common equity issued by the Borrower and/or cash on hand of the Borrower and its Subsidiaries and (y) that results in a decrease in the amount of the aggregate consideration payable by the Borrower and its Affiliates under the Chariot Acquisition Agreement from the amount set forth in the Chariot Acquisition Agreement as in effect on September 2, 2025 will be deemed to be material and adverse to the Lenders except to the extent such reduction constitutes less than 10% of the aggregate consideration payable by the Borrower and its Affiliates under the Chariot Acquisition Agreement as in effect on September 2, 2025 and such reduction is applied to reduce the amount of the commitments in respect of the Chariot Tranche A Term Loans and the Chariot Tranche B Term Loans, on a pro rata, dollar-for-dollar basis.
(c)The Chariot Acquisition Agreement Representations shall be true and correct in all respects and the Chariot Specified Representations shall be true and correct in all material respects (except for those representations and warranties which refer to facts existing at a specific date, which shall be true and correct in all material respects as of such specific date) at the time of and immediately after giving effect to the making of the Chariot Specified Revolving Loans, the consummation of the Chariot Acquisition Transactions and the incurrence of all Indebtedness incurred in connection therewith.
(d)The Lenders shall have received: (i) GAAP audited consolidated balance sheets and related statements of comprehensive income, total equity and redeemable interest and cash flows of the Borrower and its Subsidiaries for the three most recent fiscal years ended at least 60 days prior to the Closing Date and (ii) GAAP unaudited consolidated balance sheets and related statements of comprehensive income, total equity and redeemable interest and cash flows of the Borrower and its Subsidiaries for each subsequent fiscal quarter ended at least 40 days before the Closing Date which shall have been reviewed by the independent accountants for the Borrower; provided that in each case the financial statements required to be delivered by this paragraph (d) shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-3. The Borrower’s filing of any required audited financial statements with respect to the Borrower on Form 10-K or required unaudited financial statements with respect to the Borrower on Form 10-Q, in each case, will satisfy the requirements under clauses (i) or (ii), as applicable, of this paragraph (d).
(e)The Lenders shall have received (a) audited consolidated balance sheets and related statements of comprehensive income, total equity and redeemable interest and cash flows of the Acquired Business for the most recent fiscal year ended at least 60 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of comprehensive income, total equity and redeemable interest and cash flows of the Acquired Business for each subsequent fiscal quarter ended at least 40 days before the Closing Date, which shall have been reviewed by the independent accountants for the Borrower.
(f)The Administrative Agent shall have received a certificate, dated as of the Closing Date and signed by the chief financial officer of the Borrower, confirming that the Borrower and its Subsidiaries (on a consolidated basis) are, and the Loan Parties (on a consolidated basis) are, Solvent before and after giving effect to the funding of the Chariot Specified Revolving Loans to be made on the Closing Date or Pre-Closing Funding Date, as applicable, the consummation of the Chariot Acquisition Transactions and the incurrence of all Indebtedness incurred in connection therewith.
(g)The Administrative Agent shall have received a favorable written opinion of DLA Piper LLP (US), counsel to the Loan Parties, addressed to the Administrative Agent, each of the Issuing Banks and each of the Lenders, and covering such matters relating to the Loan Parties, the Loan

Documents and the transactions contemplated therein as the Administrative Agent shall reasonably request (which opinions will expressly permit reliance by permitted successors and assigns of the Administrative Agent, the Issuing Banks and the Lenders).
(h)The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of each Loan Party, (A) attaching (1) certified copies of its articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents, (2) copies of its bylaws, or partnership agreement or limited liability company agreement or comparable organizational documents, (3) the resolutions of its board of directors or other equivalent governing body, or comparable authorizations, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and (4) certificates of good standing or existence, as may be available from the Secretary of State of its jurisdiction of organization and each other jurisdiction where it is required to be qualified to do business as a foreign corporation and (B) certifying the name, title and true signature of each officer of such Loan Party executing the Loan Documents to which it is a party.
(i)The Administrative Agent shall have received a certificate dated as of the Closing Date and signed by a Responsible Officer of the Borrower, certifying that the conditions set forth in subsection (b) and (c) of this Section 3.3 have been satisfied.
(j)The Administrative Agent shall have received a supplement to the Guaranty Agreement (or a new guaranty agreement) in form and substance reasonably satisfactory to the Administrative Agent and duly executed by the Acquired Company in accordance with the terms of Section 5.10.
(k)To the extent reasonably requested by any Lender at least ten (10) Business Days in advance of the Pre-Closing Funding Date or the Closing Date, as applicable, the Borrower shall have provided the documentation and other information to the Administrative Agent or such Lender that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act and any other equivalent law, regulation or rule applicable in the United Kingdom, and if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall deliver, to each Lender that so requests, a customary Beneficial Ownership Certification, in each case at least three (3) Business Days prior to the Pre-Closing Funding Date or the Closing Date, as applicable.
(l)The Lenders shall have received all fees and, to the extent invoiced at least three (3) Business Days prior to the Closing Date, expenses required to be paid on or prior to the Closing Date or Pre-Closing Funding Date, as applicable, pursuant to the Fee Letter or the Loan Documents.
(m)The Effective Date shall have occurred.
Section 3.4. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent, each Lender and each Issuing Bank as follows:

Section 4.1. Existence; Power. The Borrower and each of its Subsidiaries (a) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to (i) carry on its business as now conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified and in good standing could not reasonably be expected to result in a Material Adverse Effect.
Section 4.2. Organizational Power; Authorization; Enforceability. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party, when executed and delivered by such Loan Party will constitute, valid and binding obligations of the Borrower or such Loan Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any Contractual Obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.
Section 4.4. Financial Statements.
(a)The Borrower has furnished to each Lender (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2024, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 2025 and June 30, 2025, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above, and show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof. None of the Borrower or any of its Subsidiaries has on the date hereof any material contingent liabilities, material liabilities for Taxes, material unusual forward or long-term commitments or material unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since December 31, 2024, there have been no changes which have had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b)The Borrower has furnished to each Lender the annual Statutory Statement of each Domestic Insurance Subsidiary for the fiscal year thereof ended December 31, 2024, and the quarterly Statutory Statement of each Domestic Insurance Subsidiary for the fiscal quarters ended March 31, 2025 and June 30, 2025, in each case as filed with the Insurance Regulatory Authority. All such Statutory Statements present fairly in all material respects the financial condition of each Domestic Insurance Subsidiary as at, and the results of operations for, the fiscal year ended December 31, 2024, and fiscal quarters ended March 31, 2025 and June 30, 2025, 2025, in accordance with statutory accounting practices prescribed or permitted by the Insurance Regulatory Authority. As of the date hereof, since December 31, 2024, there has been no material adverse change in the financial condition, operations or business of any Domestic Insurance Subsidiary from that set forth in its respective Statutory Statement as of December 31, 2024.
Section 4.5. Litigation and Environmental Matters.
(a)No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b)Except for the matters set forth on Schedule 4.5, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
Section 4.6. Compliance with Laws and Agreements. The Borrower and each of its Subsidiaries is in compliance with (a) all Requirements of Law (including (i) all Environmental Law, (ii) ERISA, (iii) applicable laws dealing with intellectual property, and (iv) the Fair Labor Standards Act and other applicable law dealing with such matters) and all judgments, decrees and orders of any Governmental Authority and (b) all Material Agreements and other indentures, agreements or other instruments binding upon it or its properties, except, in each case under clause (a) or (b) where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing. Without limiting the generality of the preceding sentences, each Insurance Subsidiary is in compliance, in all material respects, with its Applicable Insurance Code and the other requirements applicable to it under its Insurance Regulatory Authority.
Section 4.7. Investment Company Act. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.
Section 4.8. Taxes. The Borrower and its Subsidiaries and each other Person for whose Taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal and state income Tax returns and all other material Tax returns that are required to be filed by them, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other Taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP, or where the amount of any such Taxes, fees or other charges, individually or in the aggregate, is not material. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such Taxes are adequate, and no Tax liabilities that could be materially in excess of the amount so provided are anticipated.
Section 4.9. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.
Section 4.10. ERISA.
(a)Except as disclosed on Schedule 4.10, each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations.
(b)Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification).
(c)Except as disclosed on Schedule 4.10, no ERISA Event has occurred or is reasonably expected to occur.
(d)There exists no Unfunded Pension Liability with respect to any Plan.
(e)None of the Borrower, any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, or has, within any of the five calendar years immediately preceding the date this assurance is given or deemed given, made or accrued an obligation to make, contributions to any Multiemployer Plan. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in liability to the Borrower or any of its Subsidiaries.
(f)The Borrower, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law substantially within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan.
(g)No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.
(h)None of the Borrower, any of its Subsidiaries or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.
(i)Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.
Section 4.11. Ownership of Property; Insurance.
(a)Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Borrower referred to in Section 4.4 or purported to have been acquired by the Borrower or any of its Subsidiaries after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.
(b)Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property (collectively, “Intellectual Property”) material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon, misappropriate or otherwise violate in any material respect the rights of any other Person.
(c)The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.
Section 4.12. Disclosure.
(a)The Borrower has disclosed to the Administrative Agent, the Lenders and the Issuing Banks all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports (including, without limitation, all reports that the Borrower or an Insurance Subsidiary is required to file with the Securities and Exchange Commission or a regulatory agency, as applicable), financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent, any Lender or any Issuing Bank in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)As of (i) the Effective Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 3.1(b)(xiv) is true and correct in all respects and (ii) as of the date delivered, the information included in each Beneficial Ownership Certification delivered pursuant to Section 5.13 is true and correct in all respects.
Section 4.13. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.14. Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the Borrower (and/or other Subsidiary) in, the jurisdiction of incorporation or organization of, and the type of each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date. As of the Effective Date, all of the issued and outstanding Capital Stock of the Subsidiaries of the Borrower have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable free and clear of all Liens. As of the Effective Date, there are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell or convertible interests of or by any Subsidiary of Borrower, other than as set forth on Schedule 4.14. No Subsidiary of the Borrower (other than the Insurance Subsidiaries) is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 4.14 and customary limitations imposed by corporate law, insurance law or regulations or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of Capital Stock or other equity interests of such Subsidiary.
Section 4.15. Solvency. After giving effect to the execution and delivery of the Loan Documents and the establishment of the Revolving Commitments and the making of the Chariot Specified Revolving Loans on the Closing Date under this Agreement, (a) the Loan Parties (on a consolidated basis) and (ii) the Borrower and its Subsidiaries (on a consolidated basis) are Solvent.
Section 4.16. Existing Indebtedness; Future Liens.
(a)Schedule 7.1 sets forth a complete and correct list of all outstanding Indebtedness of the Borrower and its Subsidiaries as of the Effective Date (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof). Neither the Borrower nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any such Person individually in a committed or outstanding principal amount exceeding the Threshold Amount and no event or condition exists with respect to any such Indebtedness that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)Other than as set forth on Schedule 7.2, neither the Borrower nor any of its Subsidiaries has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property or assets, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness not permitted by Section 7.2.

(c)As of the Effective Date, neither the Borrower nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of such Person, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document of such person) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of any such Person, except as disclosed in Schedule 7.1.
(d)As of the Effective Date, the Existing Credit Agreement has been terminated, all commitments of the lenders thereunder to extend credit have been terminated, and all amounts outstanding thereunder, together with all accrued and unpaid interest, fees and other amounts have been paid in full.
Section 4.17. Material Agreements. As of the Effective Date, all Material Agreements of the Borrower and its Subsidiaries are described on Schedule 4.17, and each such Material Agreement is in full force and effect. The Borrower does not have any knowledge of any pending amendments or threatened termination of any of the Material Agreements. As of the Effective Date, the Borrower has delivered to the Administrative Agent a true, complete and correct copy of each Material Agreement that is requested by the Administrative Agent (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).
Section 4.18. Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(a)None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, agents or affiliates is a Sanctioned Person.
(b)Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with Anti-Corruption Laws and Sanctions. The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with Sanctions and Anti-Corruption Laws.
(c)The Borrower and its Subsidiaries are in compliance with the Anti-Money Laundering Laws and have instituted and maintain policies and procedures designed to ensure continued compliance with the Anti-Money Laundering Laws.
(d)Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent, the Lenders or the Issuing Banks to be in violation of the Outbound Investment Rules or cause the Administrative Agent, the Lenders or the Issuing Banks to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 4.19. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
Section 4.20. Licenses. Schedule 4.20 lists all of the jurisdictions in which such Insurance Subsidiary holds active Insurance Licenses (including, without limitation, licenses or certificates of authority from Insurance Regulatory Authorities). Each Insurance Subsidiary is in compliance in all material respects with each Insurance License held by it. No Insurance License (to the extent material) is the subject of a proceeding for suspension or revocation or any similar proceedings, there is no sustainable basis for such a suspension or revocation, and to the knowledge of the Borrower no such suspension or revocation has been threatened by any Insurance Regulatory Authority except in any such case where such proceedings would not have a Material Adverse Effect. None of any Loan Party, any Subsidiary, any direct holder of any equity interest of the Borrower, or any officer or employee of any of the foregoing, is subject to any Regulatory Order.
Section 4.21. Senior Indebtedness. All Indebtedness evidenced by this Agreement and the other Loan Documents, and all amendments, modifications, extensions, renewals, refinancings and refundings thereof, constitutes “Senior Indebtedness” within the meaning of each of the 2019-1 Note Documents, and the Administrative Agent and each Lender party hereto from time to time shall be entitled to all of the rights of a holder of “Senior Indebtedness” pursuant to the 2019-1 Note Documents.
ARTICLE V

AFFIRMATIVE COVENANTS
Until the Payment in Full, the Borrower covenants and agrees with the Administrative Agent, the Lenders and the Issuing Banks that:
Section 5.1. Financial Statements, Insurance Reporting and Other Information.
(a)Borrower Financial Information. The Borrower will deliver to the Administrative Agent, each Lender and each Issuing Bank:
(i)as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 31, 2025), a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing a consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Ernst & Young LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation (other than as a result of, a current maturity in the final year of any Indebtedness permitted under Section 7.1) and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly, in all material respects, the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated and consolidating basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated and consolidating financial statements has been made in accordance with generally accepted auditing standards;
(ii)as soon as available and in any event within 60 days after the end of each Fiscal Quarter of the Borrower (other than the fourth Fiscal Quarter of each Fiscal Year) (commencing with the Fiscal Quarter ended September 30, 2025), an unaudited consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(iii)concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) of this paragraph (a) (other than the financial statements for the fourth Fiscal Quarter of each Fiscal Year delivered pursuant to clause (ii) of this paragraph (a)), a Compliance Certificate signed by a Responsible Officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VI (including, for the avoidance of doubt, the financial covenants set forth in Sections 6.3 and 6.4), (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Lenders on the Effective Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the mostly recently delivered audited financial statements of the Borrower and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;
(iv)as soon as available and in any event within 60 days after the end of the calendar year, (A) a copy of the final annual operating budget and projections of the Borrower and its Subsidiaries for such Fiscal Year, as presented to the Borrower’s board of directors, and (ii) a comparison of the annual operating budget of Borrower and its Subsidiaries for the preceding Fiscal Year to actual results for such Fiscal Year;
(v)with respect to each Insurance Subsidiary, within fifteen (15) days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulatory Authority), and (B) the date on which actually filed, (1) audited annual financial statements, prepared in accordance with SAP, showing the financial condition and results of operations of such Insurance Subsidiary, as of, and for the year ended on, such last day, accompanied by a description of all material contingent Indebtedness and Off-Balance Sheet Liabilities of such Insurance Subsidiary, (2) annual financial statements prepared in accordance with NAIC, as filed with the applicable Insurance Regulatory Authority, (3) a copy of the “Statement of Actuarial Opinion” for such Insurance Subsidiary;
(vi)with respect to each Insurance Subsidiary, within fifteen (15) days after the first to occur of (A) the required filing date (as established by Law or the applicable Insurance Regulatory Authority), and (B) the date on which actually filed, unaudited quarterly financial statements of such Insurance Subsidiary prepared in accordance with SAP, showing the financial condition and results of operations of such Insurance Subsidiary for the Fiscal Quarter then ended, in the form of quarterly financial statements prescribed by NAIC, together with a description of all material contingent Indebtedness and Off-Balance Sheet Liabilities of such Insurance Subsidiary;
(vii)within one hundred twenty (120) days after the last day of each fiscal year of Borrower, a copy of the investment policy of Borrower (if any), and each Insurance Subsidiary then in effect, if different than investment policies previously delivered to the Administrative Agent;
(viii)promptly upon the consummation of (and receipt of proceeds from) an offering resulting in an increase in “total stockholders’ equity,” the Borrower shall notify the Administrative Agent in writing of the amount of such offering and the resulting increase in “total stockholders’ equity”;

(ix)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with any Insurance Regulatory Authority, the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and
(x)promptly following any request therefor, (i) subject to any confidentiality obligations of the Borrower, whether by contract or otherwise, and to any provisions of any Law prohibiting such disclosure, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent, any Lender or any Issuing Bank may reasonably request and (ii) information and documentation reasonably requested by the Administrative Agent, any Lender or any Issuing Bank for purposes of compliance with applicable “know your customer” requirements under the Patriot Act or other applicable anti-money laundering laws.
Documents required to be delivered pursuant to Section 5.1(a)(i), (ii) or (iv) (to the extent any such documents are included in materials otherwise filed with any Insurance Regulatory Authority or the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on such Insurance Regulatory Authority’s public posting system or the Electronic Data Gathering, Analysis and Retrieval system (EDGAR), as applicable; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent).
The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arrangers will make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (ii) certain of the Lenders and Issuing Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.
(b)Insurance Subsidiary Reporting. The Borrower will deliver to the Administrative Agent and each Lender:
(i)promptly following the delivery or receipt by a Loan Party or any of its Insurance Subsidiaries of any correspondence, notice or report to or from any Insurance

Regulatory Authority that relates, to any material extent, to the financial viability of any of its Subsidiaries, a copy thereof;
(ii)within five (5) Business Days after receipt, notice from any Insurance Regulatory Authority of any threatened or actual proceeding for suspension or revocation of any Insurance License or any similar proceeding with respect to any such Insurance License;
(iii)promptly following the delivery to or receipt by the Borrower or any of its Subsidiaries, (i) a copy of any regular or periodic final examination reports or results of any market conduct examination or examination by the Insurance Regulatory Authority or the NAIC of the financial condition and operations of, or any notice of any finding as to a violation of any Requirement of Law from an Insurance Regulatory Authority, or (ii) any other report with respect to any Insurance Subsidiary (including any summary report from the NAIC with respect to the performance of such Insurance Subsidiary as measured against the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System as in effect from time to time) that could reasonably be expected to result in a Material Adverse Effect; and
(iv)promptly following the delivery to or receipt by the Borrower or any of its Subsidiaries, notice of any denial of coverage, litigation, or arbitration arising out of any Reinsurance Agreements to which any Insurance Subsidiary is a party which denial, litigation or arbitration involves $10,000,000 or more.
(c)FHLB Indebtedness Reporting. The Borrower will deliver to the Administrative Agent and the Lenders from time to time, promptly upon request thereof, copies of any agreements and other documents evidencing, securing or otherwise governing Indebtedness owing to the Federal Home Loan Bank (such Indebtedness, “FHLB Indebtedness”); provided, that for the avoidance of doubt, any such Indebtedness may only be incurred to the extent permitted pursuant to Section 7.1(l).
Section 5.2. Notices of Material Events.
(a)The Borrower will furnish to the Administrative Agent, each Lender and each Issuing Bank prompt and, in any event, not later than three (3) Business Days after a Responsible Officer becomes aware thereof (except with respect to paragraph (iv) below which shall not be later than within 15 days after a Responsible Officer or an ERISA Affiliate becomes aware thereof) written notice of the following:
(i)the occurrence of any Default or Event of Default;
(ii)(A) except as involves claims in the ordinary course of the Insurance Subsidiaries’ business, the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries (1) which could reasonably be expected to involve its payment of $10,000,000 or more (net of reinsurance or insurance coverage issued by unrelated third parties), or (2) which, under normal operating standards, could reasonably be expected to result in a reserve being established in excess of $10,000,000 (net of reinsurance or insurance coverage issued by unrelated third parties), a written notice describing such litigation; and (B) the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries (1) which could reasonably be expected to involve its payment of $30,000,000 or more or (2) which, under normal operating standards, could reasonably be expected to result in a reserve being established in excess of $30,000,000, a written notice describing such litigation;
(iii)the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (A) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) becomes subject to any Environmental Liability, (C) receives notice of any claim with respect to any Environmental Liability, or (D) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(iv)(A) any ERISA Event has occurred, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto, (B) there has been an increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (C) that there has been any Withdrawal Liability, (D) that there has been any adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or (E) that there has been any adoption of any amendment to a Plan subject to Section 412 of the Code which results in a material increase in contribution obligations of the Borrower, any of its Subsidiaries or any ERISA Affiliate, a detailed written description thereof from the chief financial officer of the Borrower;
(v)(A) the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of the Borrower or any of its Subsidiaries and (B) copies of all notices, reports, financial statements or other communications given to any holder of the Indebtedness under the 2019-1 Note Documents, any agent for the holders of the Indebtedness under the 2019-1 Note Documents, any holder of the Indebtedness under the 2025 Documents, any agent for the holders of the Indebtedness under the Chariot Notes Documents (in each case with respect to the Chariot Notes Documents, to the extent the Chariot Notes are issued after the Effective Date) and not otherwise required to be furnished to the Administrative Agent or the Lenders pursuant to this Agreement;
(vi)the occurrence of any downgrade in the financial strength rating by A.M. Best of an Insurance Subsidiary;
(vii)prompt notice of any termination, expiration or loss of any Material Agreement that, individually or in the aggregate, could reasonably be expected to result in a reduction in revenue of the Loan Parties of 10% or more on a consolidated basis from the prior Fiscal Year;
(viii)any change in any Applicable Insurance Code that could reasonably be expected to have a Material Adverse Effect, promptly upon a Responsible Officer’s (A) becoming aware of such change and (B) reaching the belief that such change could reasonably be expected to have a Material Adverse Effect;

(ix)any change in the published financial strength rating by A.M. Best of any Person to which any Insurance Subsidiary has ceded risk (that is not secured by such Person’s delivery to such Insurance Subsidiary of a letter of credit or a pledge of cash collateral) in excess of $5,000,000 pursuant to a Reinsurance Agreement if such change causes such published rating to be “B++” or lower;
(x)any written notice of actual suspension, termination or revocation of any license of any Insurance Subsidiary or other Subsidiary by any Insurance Regulatory Authority, including any request by an Insurance Regulatory Authority which commits an Insurance Subsidiary or other Subsidiary to take or refrain from taking any action or which otherwise affects the authority of such Insurance Subsidiary or other Subsidiary to conduct its business;
(xi)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(xii)any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in part (c) or (d) of such certification.
(b)The Borrower will furnish to the Administrative Agent, each Lender and each Issuing Bank, (i) promptly and in any event at least 30 days prior thereto, notice of any change (A) in any Loan Party’s legal name, (B) in any Loan Party’s identity or legal structure, (C) in any Loan Party’s federal taxpayer identification number or organizational number or (D) in any Loan Party’s jurisdiction of organization; and (ii) promptly and in any event within 30 days after receipt thereof: (x) each actuarial report for each Insurance Subsidiary; and (y) each audit of an Insurance Subsidiary from the applicable Insurance Regulatory Authorities.
Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.
Section 5.3. Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, including without limitation its insurance agency and other insurance arrangements; provided that nothing in this Section shall prohibit (i) any merger, consolidation, liquidation or dissolution permitted under Section 7.3 or (ii) any change in the insurance companies providing the insurance and reinsurance for the customers of the Borrower and its Subsidiaries or any change in its insurance agency and other arrangements if such change could not reasonably be expected to result in a Material Adverse Effect.
Section 5.4. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Notwithstanding the foregoing, the Borrower will, and will cause each of its Subsidiaries to, comply in all respects with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions. Without limiting the generality of the foregoing, the Borrower will cause each Insurance Subsidiary at all times to comply, in all material respects, with its Applicable Insurance Code and the other requirements applicable to it of its Insurance Regulatory Authority.
Section 5.5. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its obligations and liabilities (including all Taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower and its Subsidiaries in conformity with GAAP or SAP, as applicable.
Section 5.7. Visitation and Inspection. The Borrower will, and will cause each of its Subsidiaries to, (a) if no Event of Default exists, upon ten (10) Business Days’ prior notice by Lender, and not more than once per calendar year, and (b) if an Event of Default exists, upon three (3) Business Days prior notice by Lender, permit any representative of the Administrative Agent, any Lender or any Issuing Bank to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times and as often as the Administrative Agent, any Lender or any Issuing Bank may reasonably request after reasonable prior notice to the Borrower; provided however that the Borrower shall not be required to disclose any documents that would negate attorney-client privilege or attorney-work product. All costs and expenses of the Administrative Agent, any Lender or any Issuing Bank related to each inspection conducted when (i) an Event of Default does not exist shall be at the Administrative Agent’s, such Lender’s or such Issuing Bank’s sole expense, as applicable, and (ii) an Event of Default exists shall be a part of the Obligations and paid by Borrower to the Administrative Agent for the account of the Administrative Agent, any Lender or any Issuing Bank, as applicable, within ten (10) Business Days after written demand by Lender.
Section 5.8. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep its properties which are necessary to continue business, whether owned in fee or otherwise, or leased, in good operating condition, ordinary wear and tear excepted, and comply with all material leases to which it is a party or under which it occupies or uses property so as to prevent any material loss or forfeiture thereunder, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against such casualties and contingencies and in such amounts as is customary in the case of entities engaged in the same or similar lines of business of comparable size and financial strength.
Section 5.9. Use of Proceeds; Margin Regulations. The Borrower will use the proceeds of all Loans to refinance the Existing Credit Agreement, to pay transaction costs and expenses arising in connection with this Agreement, to finance working capital needs, to consummate Permitted Acquisitions (including the Chariot Acquisition), to pay Deferred Purchase Price Obligations (solely to the extent then due and payable), to make Investments in Insurance Subsidiaries permitted under Section 7.4(k), to make the Restricted Payment permitted under, and subject to the conditions set forth in, Section 7.5(h) and for other general corporate purposes of the Borrower and its Subsidiaries. No part of the proceeds of any

Loan will be used, whether directly or indirectly, for any purpose that would violate any Requirement of Law or any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X. All Letters of Credit will be used for general corporate purposes.
Section 5.10. Additional Subsidiaries. In the event that, subsequent to the Effective Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise (a) the Borrower shall promptly notify the Administrative Agent and the Lenders thereof and (ii) within 30 days after such Person becomes a Subsidiary (or such later date as may be approved by the Administrative Agent), the Borrower shall, to the extent such Person is not an Insurance Subsidiary or Subsidiary of an Insurance Subsidiary, cause such Subsidiary to (x) become a Guarantor by executing and delivering to the Administrative Agent a supplement to the Guaranty Agreement (or a new guaranty agreement) in form and substance reasonably satisfactory to the Administrative Agent and (y) deliver all such other documentation (including certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Administrative Agent shall reasonably request. For the avoidance of doubt, Acquired Company shall be required to become a Guarantor hereunder upon closing of the Chariot Acquisition. All actions to be taken pursuant to this Section shall be at the expense of the Borrower or the applicable Loan Party and shall be taken to the reasonable satisfaction of the Administrative Agent.
Section 5.11. Priority of Obligations. The Borrower will ensure that its payment obligations (including, without limitation, the Obligations) under this Agreement and the other Loan Documents will at all times rank (a) senior to all Indebtedness under the 2019-1 Note Documents (which Indebtedness shall be and remain subordinated to the Obligations at all times on terms no less favorable to the Administrative Agent and the Lenders than the terms contained in the 2019-1 Notes, as applicable, on the Effective Date) and (b) at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Borrower.
Section 5.12. NAIC Ratio. In the event that the NAIC or Insurance Regulatory Authority shall at any time promulgate any risk-based capital ratio requirements or guidelines, the Borrower shall cause each Domestic Insurance Subsidiary to comply with the minimum requirements or guidelines applicable to it as established by the NAIC or such Insurance Regulatory Authority.
Section 5.13. Additional Beneficial Ownership Certifications. At least five (5) days prior to any Person becoming a Loan Party, if requested by the Administrative Agent, any Lender or any Issuing Bank, the Borrower shall cause any such Person that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation and has not previously delivered a Beneficial Ownership Certification to deliver a Beneficial Ownership Certification to the Administrative Agent, the Issuing Banks and the Lenders.
Section 5.14. Further Assurances. Promptly upon request by the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution or acknowledgment thereof, and (b) do, execute, acknowledge and deliver any and all such further acts, documents, certificates, assurances and other instruments as Lender may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) maintain the validity and effectiveness of any of the Loan Documents and (iii) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Lenders the rights granted or now or hereafter intended to be granted to the Lenders under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Obligor or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
Section 5.15. Notices for 2019-1 Notes and Chariot Notes.

(a)Upon request from the Administrative Agent, the Borrower shall deliver to the Administrative Agent the name and contact information (including mail and courier delivery addresses) of each holder of (i) a 2019-1 Note and the principal amount of each such Note and (ii) a Chariot Note and the principal amount of the Indebtedness owing to such holder in respect thereof (to the extent the Chariot Notes are issued after the Effective Date).
(b)Not later than three (3) Business Days after the Borrower’s receipt of a 2019-1 Note Blockage Notice, the Borrower shall send a copy of such 2019-1 Note Blockage Notice to each holder of a 2019-1 Note and each other Person entitled to notice of the matters stated therein, by trackable overnight delivery.
Section 5.16. Most Favored Lender.
(a)If the Borrower or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any agreement creating or evidencing Indebtedness for borrowed money of $5,000,000 or more, or any amendment, supplement or other modification of any such agreement containing one or more Additional Covenants or Additional Defaults, then the terms of this Agreement shall, without any further action on the part of the Borrower or any of the Lenders, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement; provided, that, to the extent this Agreement is so amended pursuant to the terms of this Section 5.16 and the applicable Indebtedness is subsequently repaid in full and all commitments thereunder are terminated, the corresponding amendments to this Agreement resulting from such Indebtedness shall be deemed to be rescinded and of no further force and effect. The Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the Administrative Agent) an amendment to this Agreement in form and substance satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 5.16, but shall merely be for the convenience of the parties hereto.
(b)If the Borrower or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, excluding Liens permitted by the provisions of Sections 7.2(b), (d) and (e), the Borrower shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured; provided that (x) the creation and maintenance of such equal and ratable Lien shall not in any way limit or modify the right of the Lenders to enforce the provisions of Section 7.2 and (y) the holders of any Liens required to be secured equally and ratably with the Liens in favor of Administrative Agent pursuant to this Section 5.16 have entered into intercreditor documentation in form and substance reasonably satisfactory to the Required Lenders (it being understood and agreed by all present parties hereto and subsequent Lenders that the Administrative Agent is hereby authorized to execute and deliver any intercreditor, collateral agency or similar agreements and any guarantee and/or security documents in connection with the execution and delivery of such grant of ratable Lien to secure the Obligations of the Lenders in form and substance satisfactory to the Required Lenders and the execution thereof by the Administrative Agent will bind all Lenders).
Section 5.17. Post-Effective Date Obligations. The Borrower shall satisfy each requirement set forth on Schedule 5.17 and deliver to the Administrative Agent satisfactory evidence of the same, on or before the date specified for such requirement (or such later date as may be agreed in writing to by the Administrative Agent in its sole discretion). The failure to have taken any such action or deliver any such agreement or document required pursuant to this Section 5.17 by the date required in connection with such action or deliver shall be an immediate Event of Default.
ARTICLE VI

FINANCIAL COVENANTS
Until the Payment in Full, the Borrower covenants and agrees with the Administrative Agent, the Lenders and the Issuing Banks that:
Section 6.1. Minimum Consolidated Net Worth. The Borrower will not permit its Consolidated Net Worth at any time, with compliance tested as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter in which the Effective Date occurs), to be less than an amount equal to the sum of (i) $676,900,000 plus (ii) 50% of Consolidated Net Income on a cumulative basis for each Fiscal Quarter in the Fiscal Year ending December 31, 2025, commencing with the Fiscal Quarter ending on September 30, 2025 (provided that if Consolidated Net Income is negative in any such Fiscal Quarter the amount added for such Fiscal Quarter shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Quarter) plus (iii) 50% of Consolidated Net Income on a cumulative basis for each succeeding Fiscal Year, commencing with the Fiscal Year ending on December 31, 2026 (provided that if Consolidated Net Income is negative in any Fiscal Year the amount added for such Fiscal Year shall be zero and such negative Consolidated Net Income shall not reduce the amount of Consolidated Net Income added from any previous Fiscal Year) plus (iv) 50% of the amount by which the Borrower’s “total stockholders’ equity” is increased as a result of any public or private offering of common stock of the Borrower after the Effective Date (it being understood and agreed that promptly upon the consummation of such offering, the Borrower shall notify the Administrative Agent in writing of the amount of such increase in “total stockholders’ equity” in accordance with Section 5.1(a)(viii)).
Section 6.2. Maximum Debt to Capitalization Ratio. The Borrower will not permit the Debt to Capitalization Ratio, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter in which the Effective Date occurs), to exceed 0.35 to 1.00.
Section 6.3. Minimum A.M. Best Rating. The Borrower will maintain at all times, commencing on the Effective Date, a financial strength rating by A.M. Best of “A-” or higher.
Section 6.4. Minimum Liquidity. The Borrower will not permit Liquidity at any time, commencing on the Effective Date, to be less than $10,000,000.
ARTICLE VII

NEGATIVE COVENANTS
Until the Payment in Full, the Borrower covenants and agrees with the Administrative Agents, the Lenders and the Issuing Banks that:
Section 7.1. Indebtedness and Disqualified Capital Stock. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness created pursuant to the Loan Documents;
(b)Indebtedness of the Borrower and its Subsidiaries existing on the Effective Date and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c)Indebtedness of the Borrower or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;
(d)Indebtedness of any Loan Party owing to any other Loan Party (including any Guarantee by a Loan Party in respect thereof);
(e)Indebtedness of any Insurance Subsidiary owing to any other Insurance Subsidiary (including any Guarantee by an Insurance Subsidiary in respect thereof);
(f)Hedging Obligations permitted by Section 7.10;
(g)Indebtedness of any Person which becomes a Subsidiary after the Effective Date; provided that (i) such Indebtedness exists at the time that such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of such Indebtedness permitted hereunder shall not exceed $1,000,000 at any time outstanding;
(h)Indebtedness arising under letters of credit issued in the ordinary course of business for the account of any Loan Party; provided that the aggregate amount of such Indebtedness in respect of all such letters of credit at any time outstanding does not exceed $3,000,000;
(i)Indebtedness outstanding under the 2019-1 Note Documents so long as (i) such Indebtedness remains unsecured and subordinated to the Obligations on terms no less favorable to the Administrative Agent and the Lenders than the terms contained in the 2019-1 Note Documents on the Effective Date and (ii) the aggregate unpaid principal amount of the 2019-1 Note Documents shall not exceed $20,000,000 at any time;
(j)unsecured Indebtedness consisting of Deferred Purchase Price Obligations payable in connection with Permitted Acquisitions so long as (i) such Deferred Purchase Price Obligations are subordinated to the Obligations on terms satisfactory to the Administrative Agent and (ii) the aggregate amount of all such Deferred Purchase Price Obligations shall not exceed $10,000,000 at any time;
(k)other unsecured Indebtedness of the Borrower or its Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;
(l)Indebtedness (but only of a Domestic Insurance Subsidiary) owing to the Federal Home Loan Bank of which such Insurance Subsidiary is a member;
(m)unsecured Indebtedness of the Borrower pursuant to a loan evidenced by an intercompany note that is owing solely to a Domestic Insurance Subsidiary which has received a loan from the Federal Home Loan Bank permitted pursuant to Section 7.1(l), solely to the extent that the proceeds of such unsecured Indebtedness are used by the Borrower to repay any outstanding Revolving Loans; provided that the amount of the intercompany Indebtedness permitted to be incurred by the Borrower shall not exceed the amount of the Indebtedness incurred by the Domestic Insurance Subsidiary from the Federal Home Loan Bank;

(n)unsecured Indebtedness incurred by the Borrower pursuant to the Chariot Tranche A Term Loans for the purpose of consummating the Chariot Acquisition Transactions;
(o)unsecured Indebtedness incurred by the Borrower or any Subsidiary in the form of any Chariot Permanent Financing (including paying fees and expenses in connection therewith); and
(p)unsecured intercompany Indebtedness incurred in connection with, and immediately after giving effect to, the Chariot Acquisition, required to effect the Chariot Acquisition on the terms of the Chariot Acquisition Agreement (in each case, as reasonably determined by the Borrower in good faith); and
(q)Indebtedness of the Acquired Business under the Acquired Company Letter of Credit Facility Agreement in an aggregate principal amount not to exceed $110,000,000 at any time outstanding.
Notwithstanding the foregoing, the Borrower will not, and will not permit any of its Subsidiaries, to issue any Disqualified Capital Stock.
Section 7.2. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:
(a)Liens securing the Obligations; provided that no Liens may secure Hedging Obligations or Bank Product Obligations without securing all other Obligations on a basis at least pari passu with such Hedging Obligations or Bank Product Obligations and subject to the priority of payments set forth in Sections 2.21 and 8.2;
(b)Permitted Encumbrances;
(c)Liens on any property or asset of the Borrower or any of its Subsidiaries existing on the Effective Date and set forth on Schedule 7.2; provided that (i) such Liens shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Liens secure only those obligations that it secures on the Effective Date (or any refinancing thereof to the extent permitted by the terms of this Agreement);
(d)purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition or the completion of the construction or improvements thereof, (iii) such Lien does not extend to any other asset, and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(e)any Lien (x) existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower, (y) existing on any asset of any Person at the time such Person is merged with or into the Borrower or any of its Subsidiaries, or (z) existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries; provided that (i) any such Lien was not created in the contemplation of or in connection with any of the foregoing, (ii) any such Lien secures only those obligations which it secures on the date that such Person becomes a Subsidiary or the date of such merger or the date of such acquisition, (iii) any such Lien will secure only those obligations which it secures on the date of such merger or acquisition and (iv) the aggregate principal (or other) amount of Indebtedness secured by any and all such Liens permitted under this clause (e) shall not at any time exceed $1,000,000;
(f)Liens consisting of deposits of cash or other assets of an Insurance Subsidiary and the Subsidiaries of an Insurance Subsidiary as required by Governmental Authorities;
(g)reinsurance trust accounts of an Insurance Subsidiary and Liens securing performance with respect to such reinsurance trust accounts if such Lien attaches to property in the reinsurance trust account, only;
(h)Liens securing reverse repurchase agreements entered into by Borrower or a Subsidiary if (i) such reverse repurchase agreement relates to cash management and liquidity management activities of Borrower or such Subsidiary and (ii) such Lien attaches to the security the subject of such reverse repurchase agreement, only;
(i)extensions, renewals, or replacements of any Lien referred to in paragraphs (b) through (f) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;
(j)Liens arising from precautionary UCC financing statements (or foreign equivalents thereof) or similar filings made in respect of operating leases entered into by the Borrower and its Subsidiaries;
(k)Liens on amounts required to be deposited to secure the Borrower’s or any of its Subsidiaries’ obligations in connection with the making or entering into of leases or subleases of real property in the ordinary course of business and not in connection with Indebtedness for borrowed money;
(l)non-exclusive licenses and sublicenses of intellectual property granted in the ordinary course of business and not interfering, individually or in the aggregate, in any material respect with the ordinary conduct of business of any Loan Party or any Subsidiary of a Loan Party;
(m)any interest or title of a lessor or sublessor under any lease permitted by this Agreement;
(n)judgment Liens that do not constitute a Default or an Event of Default under Section 8.1(k);
(o)liens in favor of the Federal Home Loan Bank on the assets of a Domestic Insurance Subsidiary to secure Indebtedness permitted by Section 7.1(l); and
(p)liens on the assets of the Acquired Business in favor of the lenders under the Acquired Company Letter of Credit Facility Agreement to secure Indebtedness permitted under Section 7.1(q).
Section 7.3. Fundamental Changes.
(a)The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, immediately before and immediately after giving effect thereto, (I) no Default or Event of Default shall have occurred and be continuing or shall result therefrom and (II) the Borrower and each of its Subsidiaries is Solvent, (i) the Borrower and any Subsidiary (other than an Insurance Subsidiary) may merge if the Borrower is the surviving Person, (ii) any Subsidiary (other than an Insurance Subsidiary) may merge into another Subsidiary (other than an Insurance Subsidiary), provided that if any party to such merger is a Subsidiary Loan Party, the Subsidiary Loan Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Borrower or to a Subsidiary Loan Party, and (iv) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided, further, that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.4.
(b)The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than the business of selling, producing, brokering or underwriting property and casualty, life, health, annuity, and supplemental insurance or reinsurance and those businesses that are complementary, ancillary or reasonably related thereto.
Section 7.4. Investments, Loans. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other Person, or any assets of any other Person that constitute a business unit or division of such Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), except:
(a)Investments (other than Permitted Investments) existing on the Effective Date and set forth on Schedule 7.4;
(b)Permitted Investments;
(c)Guarantees by the Borrower and its Subsidiaries constituting Indebtedness permitted by Section 7.1; provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in paragraph (d) of this Section;
(d)Investments made by the Borrower in or to any Loan Party and by any Subsidiary to any Loan Party;
(e)Loans and advances to (i) employees for business related travel expenses, moving expenses and commission advances, in each case incurred in the ordinary course of business, and (ii) Affiliates and other related parties; provided that the aggregate unpaid principal amount of all loans and advances described in this clause (ii)shall not exceed $ 1,000,000 at any time;
(f)Hedging Transactions permitted by Section 7.10, any Permitted Bond Hedge Transaction and/or any Permitted Warrant Transaction;
(g)Investments consisting of operating deposit accounts with banks and endorsement of negotiable instruments for deposit or collection, in each case in the ordinary course of business;
(h)Investments acquired by any Loan Party or any Subsidiary (i) in exchange for any other investment held by such Loan Party or such Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or (ii) as a result of a foreclosure by any Loan Party or any Subsidiary with respect to any secured investment or other transfer of title with respect to any secured investment in default;
(i)Investments made by Insurance Subsidiaries in the ordinary course of business that are consistent with the respective investment policies of each such Insurance Subsidiary in effect on the Effective Date, as such policy may be amended or modified from time to time by board (or equivalent) approval;
(j)Investments in affiliated captive insurance companies to be reviewed and approved by the Administrative Agent, such approval not to be unreasonably withheld; provided that, notwithstanding any other provision of this Agreement, the sum of the aggregate amount invested in captive insurance companies by all Loan Parties, plus the aggregate amount of the commitments of all Loan Parties to invest in captive insurance companies, shall not exceed $1,000,000;
(k)Investments in Insurance Subsidiaries to provide capital support for such Insurance Subsidiaries; provided that (i) no Default or Event of Default then exists or would result therefrom and (ii) the Borrower shall be in compliance with each of the covenants set forth in Article VI, recomputed on a pro forma basis as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement as if such Investments had been made on the first day of the relevant period for testing compliance (and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing such compliance and certifying as to the other matters in clauses (i) and (ii) of this clause (k));
(l)Permitted Acquisitions;
(m)the acquisition of warrants of a managing general underwriter by any Loan Party or any Subsidiary that enters into a business agreement with such managing general underwriter in the ordinary course of business and consistent with past practices in order to permit the contracting Loan Party or Subsidiary to share in the upside potential for such managing general underwriter; provided that no cash or cash equivalents shall be permitted to be paid by any Loan Party or Subsidiary as consideration for such warrants;
(n)other Investments which in the aggregate do not exceed $1,000,000 in any Fiscal Year; and
(o)Investments of any Subsidiary, or of any Person acquired by, or merged into or consolidated or amalgamated with, the Borrower or any Subsidiary, in each case as part of the Chariot Acquisition to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation.
For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Loan Party make any Investment which results in or facilitates in any manner any Material Intellectual Property owned by such Loan Party being contributed or otherwise transferred by such Loan Party to any non-Loan Party.
Section 7.5. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)dividends and distributions payable by the Borrower solely in interests of any class of its common equity;
(b)Restricted Payments made by any Subsidiary to the Borrower or to any other Loan Party;
(c)the purchase of common Capital Stock or common Capital Stock options by a Loan Party from present or former officers, directors or employees of any Loan Party upon the death, disability or termination of employment of such officer, director or employee (and make payments to indemnify any equity holder for any related tax liabilities); provided that (i) no Default or Event of Default then exists or would result therefrom and (ii) the Borrower shall be in compliance with each of the covenants set forth in Article VI, recomputed on a pro forma basis as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement as if such purchase had occurred on the first day of the relevant period for testing compliance (and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing such compliance and certifying as to the other matters in clauses (i) and (ii) of this clause (c));
(d)Restricted Payments consisting of dividends on the Capital Stock of the Borrower so long as both before and after giving pro forma effect to any such Restricted Payment (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and after giving effect thereto and (ii) the Borrower shall be in compliance with each of the covenants set forth in Article VI, recomputed on a pro forma basis as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement as if such Restricted Payment had occurred on the first day of the relevant period for testing compliance (and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing such compliance and certifying as to the other matters in clauses (i) and (ii) of this clause (d));
(e)the Borrower and its Subsidiaries may pay as and when due and payable, payments in respect of Deferred Purchase Price Obligations (provided such Deferred Purchase Price Obligations were permitted to be incurred pursuant to Section 7.1(j)) so long as both before and after giving pro forma effect to any such payment (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and after giving effect thereto and (ii) the Borrower shall be in compliance with each of the covenants set forth in Article VI, recomputed on a pro forma basis as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement as if such payment had occurred on the first day of the relevant period for testing compliance (and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing such compliance and certifying as to the other matters in clauses (i) and (ii) of this clause (e));
(f)[reserved];
(g)Restricted Payments consisting of regularly scheduled interest payments (which, for the avoidance of doubt, shall not include payments of “Additional Interest” as defined in the 2019-1 Notes) in respect of the 2019-1 Note Documents so long as no Default or Event of Default has occurred and is continuing or would result therefrom;
(h)[reserved];
(i)Restricted Payments to repay intercompany Indebtedness owing by a Loan Party to an Insurance Subsidiary so long as (i) no Default or Event of Default then exists or would result therefrom and (ii) the Borrower shall be in compliance with each of the covenants set forth in Article VI, recomputed on a pro forma basis as of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to this Agreement as if such Restricted Payment had been made on the first day of the relevant period for testing compliance (and the Borrower shall have delivered to the Administrative Agent a Compliance Certificate evidencing such compliance and certifying as to the other matters in clauses (i) and (ii) of this clause (i));
(j)Restricted Payments required pursuant to the terms of the Chariot Acquisition Agreement (as reasonably determined by the Borrower in good faith) in order to consummate the Chariot Acquisition Transactions;
(k)the Borrower may make any payments and/or deliveries pursuant to the terms of, and otherwise perform its obligations under, any indebtedness described in clause (a) of definition of Chariot Permanent Financing (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof);
(l)the Borrower may pay the premium in respect of, and otherwise perform its obligations under, any Permitted Bond Hedge Transaction; and
(m)the Borrower may make any payments and/or deliveries required by the terms of, and otherwise perform its obligations under, any Permitted Warrant Transaction (including, without limitation, making payments and/or deliveries due upon exercise and settlement or termination thereof).
Section 7.6. Sale of Assets. The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose (collectively, a “Disposition”) of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than to the Borrower or a Subsidiary Loan Party (or to qualify directors if required by applicable law), except:
(a)the Disposition, in the ordinary course of business, for fair market value of surplus, obsolete, used or worn out property or other property;
(b)the sale of Permitted Investments in the ordinary course of business;
(c)Dispositions made to the extent expressly permitted by Section 7.3;
(d)Investments made to the extent expressly permitted by Section 7.4;
(e)Dispositions of assets to the Borrower or a Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) to the extent such transaction constitutes an Investment, such transaction must be expressly permitted by Section 7.4;
(f)the unwinding of any Hedging Transaction pursuant to its terms, the unwinding of any Permitted Bond Hedge Transaction and/or the unwinding of any Permitted Warrant Transaction;
(g)Dispositions of inventory in the ordinary course of business;
(h)the non-exclusive licensing of Intellectual Property in the ordinary course of business;
(i)leases or subleases of real property;
(j)any involuntary loss, damage or destruction of property;
(k)any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(l)Dispositions of cash and cash equivalents in the ordinary course of business;

(m)Dispositions of equipment in the ordinary course of business to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;
(n)Dispositions of accounts receivable in connection with the collection or compromise thereof;
(o)Dispositions, terminations or non-renewals of leases or subleases which are part of a business optimization plan of a Loan Party and terminations or non-renewals of licensing agreements that are not material to the business of a Loan Party, (i) the Disposition, termination or non-renewal of which will not materially interfere with the business of the Borrower and its Subsidiaries or (ii) which relate to closed facilities or the discontinuation of any product line to the extent such closing or discontinuation is permitted pursuant to the terms herein;
(p)the sale or other disposition of Investments (i) by Insurance Subsidiaries and their Subsidiaries (other than the Capital Stock of Insurance Subsidiaries and their Subsidiaries) and (ii) by the Borrower and its Subsidiaries (other than the Capital Stock of Subsidiaries of the Borrower) permitted under this Agreement, in each case, (A) in the ordinary course of business and consistent with the investment policy approved by the board of directors of the Borrower or such Insurance Subsidiary, as the case may be or (B) required by Insurance Regulatory Authorities;
(q)any sale or other disposition pursuant to a Reinsurance Agreement so long as such sale or other disposition is entered into in the ordinary course of business for the purpose of managing insurance risk consistent with industry practice and the investment policy approved by the board of directors of the Borrower or the applicable Insurance Subsidiary, as the case may be;
(r)Dispositions by Skyward Underwriters Agency, Inc. of any or all of their Capital Stock in Riscom Claims Management, LLC and/or Riscom Business Services, LLC; and
(s)Dispositions of other property (other than the Disposition of any Capital Stock of any Subsidiary directly or indirectly owned by the Borrower) in an aggregate amount (based on the fair market value of such assets) not to exceed $5,000,000 in any calendar year.
Section 7.7. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:
(a)in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;
(b)transactions solely between or among the Borrower and any Subsidiary Loan Party not involving any other Affiliates;
(c)reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such Subsidiary;
(d)any Restricted Payment permitted by Section 7.5;
(e)Indebtedness permitted by Section 7.1(m);
(f)Investments permitted by Section 7.4(d); and

(g)transactions to effect the Chariot Acquisition or the terms of the Chariot Acquisition Agreement (in each case, as reasonably determined by the Borrower in good faith).
Section 7.8. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any Restrictive Agreement other than (a) this Agreement and each other Loan Document, (b) [reserved], (c) the 2019-1 Note Documents, (d) to the extent the Chariot Notes are issued after the Effective Date, the Chariot Notes Documents, (e) provisions of Applicable Law, (f) agreements between or among the Borrower, any Subsidiary and any Governmental Authority or any Insurance Regulatory Authority, complete copies of which agreements have been delivered to the Administrative Agent and the Lenders, (g) customary restrictions and conditions contained in agreements related to the sale of the Equity Interests or property of a Subsidiary that is to be sold and such sale is permitted hereunder and (h) with respect to clause (a) of the definition of Restrictive Agreements, customary provisions in leases or other contracts restricting the assignment thereof.
Section 7.9. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.
Section 7.10. Hedging Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrower acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Borrower or any of its Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (ii) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11. Amendment to Material Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents or (b) any Material Agreements, except in each case in a manner that would not have a material adverse effect on the Lenders, the Administrative Agent, the Borrower or any of its Subsidiaries.
Section 7.12. Ceded Reinsurance. The Borrower will not, and will not permit any of its Subsidiaries to enter into any Reinsurance Agreement in respect of ceded risk in excess of $5,000,000 with any Person other than (i) another Insurance Subsidiary, (ii) any Person for which the most recently published financial strength rating by A.M. Best is “B+” or higher or, if such Person is not rated by A.M. Best, which has a Statutory Surplus (or the equivalent thereof with respect to a Person not domiciled in the United States) of not less than $100,000,000, (iii) any Person that posts security under such Reinsurance Agreement in an amount equal to the total liabilities assumed by such Person, through a letter of credit issued by an “authorized bank” (as such term is defined by the Insurance Regulatory Authority), or a “funds held” arrangement (e.g. cash collateralization or a similar customary arrangement) or a customary trust agreement so long as such trust satisfied the requirements of the applicable Insurance Regulatory Authority or (iv) any other reinsurers acceptable to the Administrative Agent, provided however, that for purposes of the foregoing clause (ii), any “NA” designation shall not be considered a rating of A.M. Best.

Section 7.13. Accounting Changes. The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP (or SAP), or change the fiscal year of the Borrower or the fiscal year of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.
Section 7.14. Sanctions and Anti-Corruption Laws. The Borrower will not, and will not permit any Subsidiary or Acquired Business to, request any Loan or, directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (i) to fund, finance or facilitate any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as an Arranger, the Administrative Agent, any Lender, underwriter, advisor, investor or otherwise), (iii) in furtherance of an offer, payment , promise to pay or authorization of the payment or giving of money or anything else of value to any Person in a violation of Anti-Corruption Laws, or (iv) in any manner that would result in a violation of Anti-Money Laundering Laws. The Borrower will not, and will not permit any Subsidiary or Acquired Business to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent, the Lenders or the Issuing Banks to be in violation of the Outbound Investment Rules or cause the Administrative Agent, the Lenders or the Issuing Banks to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
Section 7.15. Underwriting Risks. The Borrower will not, and will not permit any of its Subsidiaries to, undertake any underwriting risk inconsistent with their historical and customary practices in the ordinary course of business (it being understood and agreed that this Section 7.15 shall not prohibit the Borrower and its Subsidiaries from entering into additional lines of property and casualty insurance business).
Section 7.16. Amendment to 2019-1 Note Documents. Borrower shall not, and shall not permit any of its Subsidiaries to, change, amend or restate (or take any action or fail to take any action the result of which is an effective amendment, change or restatement) or accept any waiver or consent with respect to any 2019-1 Note Document, that would result in (i) an increase in the principal, interest, overdue interest, fees or other amounts payable under any 2019-1 Note Document (other than as a result of interest paid in kind (and not in cash)), (ii) an increase in the cash pay rate of interest (including any component thereof, floor or margin added thereto), by more than 200 basis points in excess of the maximum non-default rate set forth in the 2019-1 Note Documents, as applicable, on the Effective Date (excluding (A) increases resulting from imposition of the default rate (as set forth in the 2019-1 Note Documents, as applicable, on the Effective Date) or (B) increases in the rate of interest resulting from increases in reference rates, such as Prime, Federal Funds or SOFR rates), (iii) the imposition or increase of any recurring or periodic fees under the 2019-1 Note Documents, as applicable, as in effect on the Effective Date, (iv) an acceleration of any date fixed for payment or prepayment of principal, interest, fees or other amounts payable under any 2019-1 Note Document (including, without limitation, as a result of any redemption), (v) any change to, or addition of, any redemption or prepayment provisions of any 2019-1 Note Document, (vi) the taking of any collateral for the Indebtedness evidenced by the 2019-1 Note Documents or any guaranty or other credit support from any Person that is not a Loan Party, (vii) the addition of any event of default or any covenant in any 2019-1 Note Document or the amendment of any event of default or any covenant in any 2019-1 Note Document which would have the effect of making the events of default or covenants more restrictive, (viii) a change in any of the subordination provisions of any 2019-1 Note Document, (ix) a change in any of the interest deferral provisions of any 2019-1 Note Document, (x) the imposition of restrictions on amendments or modifications of the Loan Documents or (xi) any other change in any term or provision of any 2019-1 Note Document that could reasonably be expected to have an adverse effect on the interests of the Administrative Agent or the Lenders.
ARTICLE VIII

EVENTS OF DEFAULT
Section 8.1. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b)the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under paragraph (a) of this Section) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c)any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by any Loan Party or any representative of any Loan Party pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made or submitted; or
(d)the Borrower shall fail to observe or perform any covenant or agreement contained in Sections 5.1, 5.2, 5.3(with respect to the Borrower’s legal existence), 5.10, 5.11, 5.12 or 5.16 or Articles VI or VII; or
(e)any Loan Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in paragraphs (a), (b) and (d) of this Section) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any officer of the Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or
(f)(i) the Borrower or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (other than any Hedging Obligation) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any Material Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any Material Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof (provided that neither (x) any event that permits holders of any indebtedness described in clause (a) of definition of Chariot Permanent Financing to convert such indebtedness nor (y) the conversion of any indebtedness described in clause (a) of definition of Chariot Permanent Financing, in either case, into common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof, shall constitute an Event of Default pursuant to this subclause (f)(i)) or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and is not paid; or
(g)the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(i)the Borrower or any of its Subsidiaries shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(j)(i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding the Threshold Amount that could reasonably be expected to result in a Material Adverse Effect, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding the Threshold Amount that could reasonably be expected to result in a Material Adverse Effect; or
(k)any judgment, order for the payment of money, writ, warrant of attachment or similar process involving an amount in excess of $5,000,000 in the aggregate shall be rendered against the

Borrower or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(l)any non-monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(m)a Change in Control shall occur or exist; or
(n)any provision of the Guaranty Agreement or any other Loan Document shall for any reason cease to be valid and binding on, or enforceable against, any Loan Party, or any Loan Party shall so state in writing, or any Loan Party shall seek to terminate its obligation under the Guaranty Agreement or any other Loan Document (other than the release of any guaranty or collateral to the extent permitted pursuant to Section 9.11); or
(o)any one or more licenses, permits, accreditations or authorizations of the Borrower or any of its Subsidiaries, including any Insurance License with respect to any Insurance Subsidiary, shall be suspended, limited, modified or terminated or shall not be renewed, and such suspension, limitation, modification, termination or non-renewal would reasonably be expected to result in a Material Adverse Effect, or any other action shall be taken, by any Governmental Authority in response to any alleged failure by the Borrower or any of its Subsidiaries to be in compliance with applicable law, and such action, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect; or
(p)any Governmental Authority issues any order (including a Regulatory Order) or makes any determination as to any Loan Party or any Subsidiary that limits or restricts the ordinary course of business operations of such Person or any officer or employee of such Person, such that such order would reasonably be expected to result in a Material Adverse Effect; or
(q)the release of the Pre-Closing Funded Amount from the Pre-Closing Funding Account prior to the satisfaction (or waiver by each of the Lenders) of the Chariot Acquisition Related Conditions; or
(r)(i) any Person who is a holder of, or claims to act for the benefit of any holder of, any Indebtedness under any 2019-1 Note Document shall assert that any obligation under any 2019-1 Note Document is not subordinated in any respect to the Obligations; (ii) any Person who is a holder of, or claims to act for the benefit of any holder of, any 2019-1 Note Document receives any payment or transfer of any property (other than a payment expressly permitted by Section 7.5(d) or Section 7.5(g)); (iii) a default or event of default (after giving effect to any grace period) shall occur under any 2019-1 Note Document or any agreement related thereto; (iv) all or any part of the Indebtedness under the 2019-1 Note Documents is accelerated, declared to be due and payable or required to be prepaid or redeemed, in each case prior to the stated maturity thereof; or (v) any 2019-1 Note Document or any indebtedness or obligation related thereto shall benefit from any collateral or guaranty; or
(s)to the extent the Chariot Notes are issued after the Effective Date, (i) any Person who is a holder of, or claims to act for the benefit of any holder of, any Chariot Notes Document receives any payment or transfer of any property (other than a payment expressly permitted by Section 7.5(d) or Section 7.5(k)); (ii) a default or event of default (after giving effect to any grace period) shall occur under any Chariot Notes Document or any agreement related thereto; (iii) all or any part of the Indebtedness under the Chariot Notes Documents is accelerated, declared to be due and payable or required to be prepaid or redeemed, in each case prior to the stated maturity thereof; or (iv) any Chariot Notes Document or any indebtedness or obligation related thereto shall benefit from any collateral or guaranty;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Administrative Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitment of each Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either paragraph (g) or (h) shall occur, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of Section 10.2 notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of Section 10.2).
Section 8.2. Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders, all payments received on account of the Obligations shall, subject to Section 2.26, be applied by the Administrative Agent as follows:
(a)first, to the fees, all amounts owed pursuant to Erroneous Payment Subrogation Rights, and other reimbursable expenses of the Administrative Agent, the Swingline Lender and the Issuing Banks then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(b)second, to all reimbursable expenses, if any, of the Lenders then due and payable pursuant to any of the Loan Documents, until the same shall have been paid in full;
(c)third, to the fees and interest then due and payable under the terms of this Agreement, until the same shall have been paid in full;
(d)fourth, to the aggregate outstanding principal amount of the Loans, the LC Exposure, the Bank Product Obligations and the Hedging Obligations that constitute Obligations, until the same shall have been paid in full, allocated pro rata among the Lenders based on their respective pro rata shares of the aggregate amount of such Loans, LC Exposure, Bank Product Obligations and Hedging Obligations;
(e)fifth, to additional cash collateral for the aggregate amount of all outstanding Letters of Credit until the aggregate amount of all cash collateral held by the Administrative Agent pursuant to this Agreement is at least 105% of the LC Exposure after giving effect to the foregoing clause fourth; and

(f)sixth, to the extent any proceeds remain, to the Borrower or as otherwise provided by a court of competent jurisdiction.
All amounts allocated pursuant to the foregoing clauses second through fourth to the Lenders as a result of amounts owed to the Lenders under the Loan Documents shall be allocated among, and distributed to, the Lenders pro rata based on their respective Pro Rata Shares; provided that all amounts allocated to that portion of the LC Exposure comprised of the aggregate undrawn amount of all outstanding Letters of Credit pursuant to clauses fourth and fifth shall be distributed to the Administrative Agent, rather than to the Lenders, and held by the Administrative Agent in an account in the name of the Administrative Agent for the benefit of the Issuing Banks and the Lenders as cash collateral for the LC Exposure, such account to be administered in accordance with Section 2.22(g). All cash collateral for LC Exposure shall be applied to satisfy drawings under the Letters of Credit as they occur; if any amount remains on deposit on cash collateral after all letters of credit have either been fully drawn or expired, such remaining amount shall be applied to other Obligations, if any, in the order set forth above.
Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.
ARTICLE IX

THE ADMINISTRATIVE AGENT
Section 9.1. Appointment of the Administrative Agent.
(a)Each Lender and each Issuing Bank irrevocably appoints Barclays Bank PLC as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent.
(b)Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for such Issuing Bank with respect thereto; provided that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such Issuing Bank.
(c)It is understood and agreed that the use of the term “agent” herein or in any other Loan Document (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties.

Section 9.2. Nature of Duties of the Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its branches or Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact except to the extent that a court of competent jurisdiction determines in a final and non- appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel (including counsel for the Borrower) concerning all matters pertaining to such duties.
Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and each of the Issuing Banks acknowledges that it has, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and each of the Issuing Banks also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants to the Administrative Agent that (i) the Loan Documents set forth the terms of a commercial lending facility and certain other facilities set forth herein and (ii) it is engaged in making, acquiring or holding commercial loans, issuing or participating in letters of credit or providing other similar facilities in the ordinary course and is entering into this Agreement as a Lender or as an Issuing Bank for the purpose of making, acquiring or holding commercial loans, issuing or participating in letters of credit and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants to the Administrative Agent that it is sophisticated with respect to decisions to make, acquire or hold commercial loans, issue or participate in letters of credit and to provide other facilities set forth herein, as may be applicable to such Lender or Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire or hold such commercial loans, issue or participate in letters of credit or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans, issue or participate in letters of credit or providing such other facilities. Each of the Lenders and each of the Issuing Banks acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender or any Issuing Bank (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.
Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act unless and until it shall have received instructions from such Lenders, and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5. Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender or as an Issuing Bank as any other Lender or Issuing Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its branches and Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if it were not the Administrative Agent hereunder.
Section 9.7. Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to approval by the Borrower (such approval not to be unreasonably withheld, conditioned or delayed) provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States or any state thereof or a bank which maintains an office in the United States. Any resignation by the Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Bank and the Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder: (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender; (ii) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents; and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
(b)Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If, within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section, no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c)In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, and if any Default has arisen from a failure of the Borrower to comply with Section 2.26(b), then each Issuing Bank and the Swingline Lender may, upon prior written notice to the Borrower and the Administrative Agent, resign as Issuing Bank or as Swingline Lender, as the case may be, effective at the close of business Charlotte, North Carolina time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice).
Section 9.8. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so and to the extent that the Administrative Agent has not already been reimbursed by the Lenders under Section 2.20(e)) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
Section 9.9. The Administrative Agent May File Proofs of Claim.
(a)In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.
(b)Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10. Authorization to Execute Other Loan Documents. Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute on behalf of such Lender or Issuing Bank, as applicable, all Loan Documents (including any collateral documents (if any) and any intercreditor and subordination agreements) other than this Agreement.
Section 9.11. Guaranty Matters. The Lenders and the Issuing Banks irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or under the Guaranty Agreement. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section. In the case as specified in this Section, the Administrative Agent is authorized, at the Borrower’s expense, to execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such Guarantor from its obligations under the Guaranty Agreement.
Section 9.12. [Reserved].
Section 9.13. Erroneous Payments.
(a)If the Administrative Agent notifies a Lender or an Issuing Bank, or any Person who has received funds on behalf of a Lender, or an Issuing Bank (any such Lender, Issuing Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding paragraph (a), each Lender, each Issuing Bank, or any other Person who has received funds on behalf of a Lender or an Issuing Bank hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Bank, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.13(b).

(c)Each Lender and each Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank from any source, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding paragraph (a), from any Lender or any Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or an Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or an Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or any Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Bank under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such

Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of satisfying any such Obligations.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 9.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or an Issuing Bank, and/or the Payment in Full.
ARTICLE X

MISCELLANEOUS
Section 10.1. Notices.
(a)Written Notices.
(i)All notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:
(A)if to the Borrower, the Administrative Agent, the Swingline Lender or an Issuing Bank or, to the address or email specified for such Person on Schedule 10.1 or to such other address or email as shall be designated by such party in a notice to the other parties hereto; and
(B)if to any other Lender, to the address or email in its Administrative Questionnaire.
(ii)Any agreement of the Administrative Agent, any Issuing Bank or any Lender herein to receive certain notices by email is solely for the convenience and at the request of the Borrower. The Administrative Agent, each Issuing Bank and each Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Administrative Agent, any Issuing Bank or any Lender in reliance upon such email notice. The obligation of the Borrower to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, any Issuing Bank or any Lender to receive written confirmation of any email notice or the receipt by the Administrative Agent, any Issuing Bank or any Lender of a confirmation which is at variance with the terms understood by the Administrative Agent, such Issuing Bank and such Lender to be contained in any such facsimile notice.
(b)Electronic Communications.
(i)Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving, or is unwilling to receive, notices by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(ii)Unless the Administrative Agent otherwise prescribes, (A) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (B) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (A) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of clauses (A) and (B) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(iii)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar electronic system.
(iv)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS IN THE COMMUNICATIONS (AS DEFINED BELOW) AND FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind, including, direct or indirect, special, incidental or consequential damages, losses or expenses, whether or not based on strict liability (whether in tort, contract or otherwise), arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent or such Related Party; provided that in no event shall the Administrative Agent or any Related Party have any liability to any Loan Party or any of their respective Subsidiaries, any Lender, any Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications. “Communications” shall mean, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.
(c)[Reserved].
(d)All such notices and other communications sent to any party hereto in accordance with the provisions of this Agreement or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; and (C) if delivered by electronic mail, to the extent provided in paragraph (b) above and effective as provided in such paragraph; provided that notices and other communications to the Administrative Agent and an Issuing Bank pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.
Section 10.2. Waiver; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)Except as otherwise provided in this Agreement, including as provided in Section 2.16 with respect to the implementation of a Benchmark Replacement Rate or Benchmark Conforming Changes (as set forth therein), no amendment or waiver of any provision of this Agreement or of the other Loan Documents (other than the Fee Letter), nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, or the Borrower and the Administrative Agent with the consent of the Required Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Lenders, no amendment, waiver or consent shall:
(i)increase the Commitment of any Lender without the written consent of such Lender;
(ii)reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon (other than to waive any Default or Event of Default or obligation of the Borrowers to pay Default Interest, which shall only require the consent of the Required Lenders), or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby;

(iii)postpone the date fixed for any payment (other than a mandatory prepayment) of any principal of, or interest on, any Loan or LC Disbursement or any fees or other amounts hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby;
(iv)(A) change Section 2.21(b) or 2.21(c) in a manner that would alter the pro rata sharing of payments required thereby, (B) change Section 2.8 in a manner that would alter the pro rata sharing of Commitment reductions required thereby, (C) change Section 8.2 in a manner that would alter the pro rata sharing of payments or the order of application required thereby or (D) change any other provision of this Agreement or any of the other Loan Documents that addresses the matters described in clause (A), (B) or (C) or permit any action which would directly or indirectly have the effect of amending any of the provisions described in this clause (iv), in each case without the written consent of each Lender;
(v)change any of the provisions of this paragraph (b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender;
(vi)waive any of the conditions precedent (including the waiver of any Default or Event of Default) to the making or issuance of Revolving Loans pursuant to Section 3.2 without the written consent of each Lender;
(vii)release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under the Guaranty Agreement, without the written consent of each Lender;
(viii)release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender; or
(ix)subordinate the payment priority of the Obligations or, except as otherwise permitted hereunder, subordinate the Liens (if any) granted to the Administrative Agent in the collateral (if any) securing any of the Obligations or release all or substantially all collateral (if any) securing any of the Obligations, without the written consent of each Lender;
(x)amend, waive or otherwise modify the release provisions relating to the release of the Pre-Closing Funded Amount from the Pre-Closing Funding Account without the written consent of each Lender; or
(xi)amend, waive or otherwise modify Section 2.12(b) without the written consent of each Lender;
provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Banks without the prior written consent of such Person.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended, and amounts payable to such Lender hereunder may not be permanently reduced, without the consent of such Lender (other than reductions in fees and interest in which such reduction does not disproportionately affect such Lender). Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any

Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3), such Lender shall have no other commitment or other obligation hereunder and such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrower or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement any Loan Document to cure any obvious ambiguity, omission, mistake, defect or inconsistency.
Section 10.3. Expenses; Indemnification.
(a)The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, any Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)The Borrower shall indemnify the Arrangers, the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) (“Losses”), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any Subsidiary, and regardless of whether any Indemnitee is a party thereto; provided that the Borrower shall not be liable pursuant to this indemnity for any Losses to the extent (x) that a court having competent jurisdiction shall have determined by a final judgment (not subject to further appeal) that such Loss resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties, (y) resulting from a material breach of the obligations of such Indemnitee or its Related Parties under this Agreement or any other Loan Document or (z) resulting from any dispute not involving an act or omission by the Borrower or any of the Borrower’s affiliates and solely among Indemnitee (other than against the Arrangers or the Administrative Agent in their capacities as such and other than claims with respect to a Letter of Credit brought by one Indemnitee against another Indemnitee acting in a different capacity or role with respect to such Letter of Credit such as an issuing bank as opposed to an advising bank, confirming bank, negotiating bank or transferring bank).
(c)The Borrower shall pay, and hold the Administrative Agent, each of the Issuing Banks and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Administrative Agent, the Issuing Bank and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d)To the extent that the Borrower fails to pay any amount required to be paid to the Administrative Agent, any of the Issuing Banks or the Swingline Lender under paragraph (a), (b) or (c) above, each Lender severally agrees to pay to the Administrative Agent, the applicable Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (in accordance with its respective Revolving Commitment (or Revolving Credit Exposure, as applicable) determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the applicable Issuing Bank or the Swingline Lender in its capacity as such.
(e)To the extent permitted by applicable law, no party to this Agreement shall assert, and each party to this Agreement hereby waives, any claim against any Indemnitee or any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof; provided that nothing in this paragraph (e) shall relieve any party to this Agreement of any obligation it may have to indemnify any Indemnitee or any Loan Party, as applicable, against special, indirect, consequential or punitive damages asserted against such Indemnitee or such Loan Party by a third party.
(f)All amounts due under this Section shall be payable promptly after written demand therefor.
Section 10.4. Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Lender and each Issuing Bank, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.4(b), (ii) by way of participation in accordance with the provisions of Section 10.4(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.4(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.4(d) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, Loans and other Revolving Credit Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in Section 10.1(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less $5,000,000 with respect to Revolving Loans and in minimum increments of $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, other Revolving Credit Exposure or the Commitments assigned.
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.4(b)(i)(B) and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required unless such assignment is to a Lender, an Affiliate of such Lender or an Approved Fund of such Lender; and

(C)the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.
(iv)Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 2.20(e).
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any Issuing Bank, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section. If the consent of the Borrower to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Borrower shall be deemed to have given its consent unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after notice thereof has actually been delivered by the assigning Lender (through the Administrative Agent) to the Borrower.
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by such Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrower’s agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrower hereby agrees that, to the extent Barclays Bank PLC serves in such capacity, Barclays Bank PLC and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, the Swingline Lender or the Issuing Banks, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Banks, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment; (iv) change Section 2.21(b) or 2.21(c)in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; or (vi) release all or substantially all of the Guarantors, or limit the liability of such Guarantors, under the Guaranty Agreement (or any other guaranty agreement guaranteeing any of the Obligations). Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph

(b) of this Section; provided that such Participant agrees to be subject to Section 2.24 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.21 as though it were a Lender.
Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower and the Administrative Agent shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Lender) solely for purposes of demonstrating that such Loans or other obligations under the Loan Documents are in “registered form” for purposes of the Code. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)A Participant shall not be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.20 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Sections 2.20(e) and 2.20(f) as though it were a Lender.
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
(a)This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York, provided that (a) the determination of whether the Chariot Acquisition has been consummated in accordance with the terms of the Chariot Acquisition Agreement and (b) the determination of whether the Chariot Acquisition Agreement Representations are accurate and whether as a result of any inaccuracy thereof the Borrower (or its affiliates) has the right (taking into account any applicable cure provisions) to decline to consummate the Chariot Acquisition or to terminate its (or their) obligations (or otherwise do not have an obligation to close) under the Chariot Acquisition Agreement shall, in each case be governed by and construed and interpreted in accordance with English law without regard to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in New York County, and of the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall (i) affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction, (ii) waive any statutory, regulatory, common law, or other rule, doctrine, legal restriction, provision or the like providing for the treatment of bank branches, bank agencies, or other bank offices as if they were separate juridical entities for certain purposes, including UCC Sections 4-106, 4-A-105(1)(b) and 5-116(b), UCP 600 Article 3 and ISP98 Rule 2.02, and URDG 758 Article 3(a), or (iii) affect which courts have or do not have personal jurisdiction over any Issuing Bank or beneficiary of any Letter of Credit or any advising bank, nominated bank or assignee of proceeds thereunder or proper venue with respect to any litigation arising out of or relating to such Letter of Credit with, or affecting the rights of, any Person not a party to this Agreement, whether or not such Letter of Credit contains its own jurisdiction submission clause.
(c)The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1 (so long as such service of process also complies with service of process permitted by law). Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.7. Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and each Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by such Lender and such Issuing Bank to or for the credit or the account of the Borrower against any and all Obligations held by such Lender or such Issuing Bank, as the case may be, irrespective of whether such Lender or such Issuing Bank shall have made demand hereunder and although such

Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(b) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender and each Issuing Bank agrees promptly to notify the Administrative Agent and the Borrower after any such set-off and any application made by such Lender or such Issuing Bank, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and each Issuing Bank agree to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrower and any of its Subsidiaries to such Lender or such Issuing Bank, as the case may be.
Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letter, the other Loan Documents, and any separate letter agreements relating to any fees payable to the Administrative Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, and 10.3, Article IX and the last sentence of the definition of Applicable Margin shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby or the Payment in Full.
Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrower or any of its Subsidiaries or any of their respective businesses, to the extent (x) designated in writing as confidential or (y) such information is nonpublic and a reasonable Person would believe such information to be confidential, and provided to it by the Borrower or any of its

Subsidiaries, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Administrative Agent, such Issuing Bank or such Lender including accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self- regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, any Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any direct, indirect, actual or prospective party (or its Related Parties) to any swap, derivative, securitization or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, or (C) to any credit insurance provider relating to the Borrower and its obligations, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, or (ix) with the consent of the Borrower. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Loan Party (whether or not a Loan Document), the terms of this Section shall govern. The Arrangers may, at their own expense, place customary tombstone announcements and advertisements or otherwise publicize its engagement hereunder (which may include the reproduction of any Loan Party’s name and logo and other publicly available information) in financial and other newspapers and journals and marketing materials describing its services hereunder. Further, the Arrangers may provide to market data collectors, such as league table, or other service providers to the lending industry, information regarding the effective date, size, type, purpose of, and parties to, the credit facilities established hereunder. For the avoidance of doubt, nothing in this Section 10.11 shall prohibit the Borrower, the Administrative Agent, any Lender or any other person from making any voluntary disclosures or providing any information within the scope of this Section 10.11 to any governmental, regulatory or self-regulatory organization under any applicable whistleblower rules or regulations of such organization.
Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or other Obligation owing under this Agreement, together with all fees, charges and other amounts which may be treated as interest on such Loan or other Obligation under any Requirement of Law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender or other Person holding such Loan or other Obligation in accordance with Requirements of Law, the rate of interest payable in respect of such Loan or other Obligation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or other Obligation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender or other Person in respect of other Loans or Obligations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Lender or other Person.
Section 10.13. Waiver of Effect of Corporate Seal. The Borrower represents and warrants that neither it nor any other Loan Party is required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14. Patriot Act and Beneficial Ownership Regulation. The Administrative Agent, each Lender and each Issuing Bank hereby notifies the Loan Parties that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender, such Issuing Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.
Section 10.15. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Administrative Agent and/or the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each of the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person, and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Loan Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and each of the Administrative Agent and the Lenders has no obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.16. [Reserved].
Section 10.17. Electronic Signatures. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the

New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
Section 10.18. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
Section 10.19. Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the

Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) and (k) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
Section 10.20. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.19, the following terms have the following meanings:
“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” shall mean any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SKYWARD SPECIALTY INSURANCE GROUP, INC.
By:
Name:
Title:

SKYWARD SPECIALTY INSURANCE GROUP
CREDIT AGREEMENT
SIGNATURE PAGE

BARCLAYS BANK PLC, as the Administrative Agent, an Issuing Bank, the Swingline Lender and a Lender
By:
Name:
Title:

SKYWARD SPECIALTY INSURANCE GROUP
CREDIT AGREEMENT
SIGNATURE PAGE

[_], as a Lender and as an Issuing Bank
By:
Name:
Title: